EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HERTZ GLOBAL HOLDINGS, INC.

HDTMS, INC.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

AUGUST 26, 2012

i

INDEX OF DEFINED TERMS

Page
2010 Merger Agreement	41
2012 DTG Retention Plan	43
Acceptance Time	2
Adjusted Option	16
Affiliate	71
Agreement	1
Antitrust Laws	71
Arrangements	37
Base Indenture	73
Book-Entry Share	12
business day	71
Certificate	12
Certificate of Merger	11
Closing	11
Closing Date	11
Code	15
Company	1
Company Benefit Plan	71
Company Bylaws	18
Company Capital Stock	18
Company Certificate	18
Company Change of Recommendation	48
Company Common Stock	1
Company Competing Proposal	49
Company Credit Agreement	72
Company Disclosure Schedule	17
Company Exclusively Licensed Intellectual Property	33
Company Incentive Award	16
Company Indemnity Agreement	56
Company Insurance Contracts	35
Company Insurance Producers	29
Company Leased Real Property	32
Company Material Contract.	31
Company Options	15
Company Owned Intellectual Property	32
Company Owned Real Property	32
Company Preferred Stock	18
Company Recommendation	6
Company Reserve Analyses	35
Company Restricted Stock Units	16
Company Rights	18
Company Rights Agreement	18
Company SEC Reports	22
Company Stockholder Approval	20

Company Stockholders Meeting	52
Company Takeover Transaction	66
Competition Act	56
Confidentiality Agreement	52
Consent Agreement Action	55
Continuing Directors	8
Covered Employees	59
Covered Securityholders	37
D&O Insurance	57
Deferred Compensation Plans	17
DGCL	10
Dissenting Shares	15
Effective Time	11
Encumbrances	19
Environmental Laws	34
ERISA	26
Exchange Act	2
Exchange Agent	13
Exchange Fund	13
Excluded Party	50
Executive Agreements	60
Expiration Date	3
Expiration Date	37
Favorable Terms	72
franchisees	36
FTC	41
GAAP	22
Governmental Authority	21
Hazardous Substances	35
HSR Act	21
HSR Approval	72
HSR Approval Condition	1
Incentive Award Exchange Ratio	16
Indebtedness	72
Indemnified Parties	56
Information Statement	51
Initial Expiration Date	2
Insurance Laws	29
Intellectual Property	33
Knowledge	72
Law	28
Lease	32
Leases	32
Material Adverse Effect	72
Medium Term Notes	73
Merger	1

v

Merger Consideration	12
Merger Sub	1
Minimum Tender Condition	1
No-Shop Start Date	50
Notice of Superior Proposal	48
Notice Period	48
NYSE	3
Offer	1
Offer Conditions	2
Offer Documents	4
Offer Price	1
Offer to Purchase	2
Outside Date	3
Parent	1
Parent Bylaws	39
Parent Certificate	38
Parent Common Stock	16
Parent Disclosure Schedule	40
Parent Stockholder Consent	51
Performance Share Award	16
Permitted Encumbrances	19
person	74
Proposed Consent Agreement	41
Proxy Statement	51
Release	35
Remedial Measures	35
Representatives	46
Restraints	64
Sarbanes-Oxley Act	23
Schedule 14D-9	6
Schedule TO	4
SEC	3
Securities Act	10
Subsidiary	74
Superior Proposal	49
Surviving Entity	10
Takeover Laws	21
Tax	25
Tax Return	25
Taxes	25
Top-Up Closing	9
Top-Up Option	9
Top-Up Shares	9
Trade Secrets	34
Transaction Expenses	74
Transactions	1

Tulsa Facility	60
VEXCO MEA	62

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 26, 2012, is by and among Hertz Global Holdings, Inc., a Delaware corporation (“Parent”), HDTMS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Merger Sub has agreed to commence a cash tender offer (as it may be amended from time to time, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (including, except as the context otherwise requires, the associated Company Rights (as defined below), the “Company Common Stock”) for $87.50 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, and, following completion of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving that Merger, and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than such shares held in treasury of the Company or owned by Merger Sub, Parent or any Subsidiary of Parent or the Company immediately prior to the Effective Time, and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration (as defined below), in each case upon the terms and subject to the conditions of this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have (i) determined that it is in the best interests of their respective companies and their stockholders to enter into this Agreement and consummate the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) and (ii) approved and declared advisable this Agreement and the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

ARTICLE I

The Offer

SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable after the date of this Agreement but in no event later than ten business days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to (and the Company shall cooperate with Parent and Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer (the time and date of acceptance for payment, the “Acceptance Time”) and promptly following the acceptance of the shares of Company Common Stock for payment pursuant to the Offer, pay (subject to any withholding of Tax pursuant to Section 1.01(i) or Section 2.02(g)) the Offer Price net to the seller in cash, without interest, for each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. The obligation of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay the Offer Price net to the seller in cash, without interest, for, each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Merger Sub if permitted hereunder, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer as set forth in this Agreement, including the Minimum Tender Condition (as defined in Annex I) and the other conditions set forth in Annex I. Parent and Merger Sub expressly reserve the right (in their sole discretion) to (i) increase the Offer Price, (ii) waive, in whole or in part, any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer; provided that, unless otherwise provided by Section 1.01(k), without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose additional conditions on the consummation of the Offer, (E) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of shares of Company Common Stock, (F) change or waive the Minimum Tender Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by Section 1.01(e) of this Agreement or (H) otherwise amend or modify the Offer in a manner that adversely affects any holder of shares of Company Common Stock.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight, New York time, on the date that is 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial

Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) If on or prior to any then scheduled Expiration Date, any of the Offer Conditions shall not have been satisfied (other than conditions which by their nature are to be satisfied at the Acceptance Time), or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one or more successive periods of up to 10 business days each in order to permit the satisfaction of such conditions (subject to the right of Parent and Merger Sub to waive any condition (other than the Minimum Tender Condition) in accordance with this Agreement); provided that, such extension of the Offer does not extend past the earlier of (A) the termination of this Agreement pursuant to Article VIII and (B) December 31, 2012 (the “Outside Date”);

(ii) If, within five business days prior to any then scheduled Expiration Date, the Company receives a Company Competing Proposal (or a revision to a previously received Company Competing Proposal), then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer so that the Expiration Date does not occur until the later of (x) the date that is 5 business days following the date of the Company’s initial receipt of such Acquisition Proposal (or such revision to a previously received Acquisition Proposal) and (y) the first business day following the expiration of the applicable Notice Period related to such Acquisition Proposal (or such revision to a previously received Acquisition Proposal); provided, that such extension of the Offer shall not extend past the termination of this Agreement pursuant to Article VIII; provided, further, that Merger Sub shall only be required to provide for one such extension of the Offer pursuant to this Section 1.01(e)(ii); and

(iii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period or periods required by applicable Law, by interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or by the New York Stock Exchange (“NYSE”) applicable to the Offer.

Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date (including any rescheduled Expiration Date) without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. Nothing in this Section 1.01 shall affect any of the termination rights set forth in Article VIII.

(f) If fewer than 90% of the number of outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer, Parent and Merger Sub may, and at the request of the Company shall, and upon any such request by the Company Parent shall cause the Merger Sub to, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) promptly after any Company Common Stock is validly tendered during a “subsequent offering period” (or any extension thereof) accept for payment, and pay (subject to any withholding of Tax pursuant to Section 1.01(i) or Section 2.02(g)) the Offer Price net to the seller in cash, without interest, for, each share of Company Common Stock that is validly tendered during such “subsequent offering period” or any extension thereof promptly after any such share of Company Common Stock is tendered during any such period. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.01(f).

(g) In the event that this Agreement is terminated pursuant to Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) (i) within one business day of such termination, terminate the Offer, (ii) not acquire any shares of Company Common Stock pursuant to the Offer and (iii) cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(h) As promptly as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall prepare and file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase, the summary advertisement and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto and including exhibits thereto, the “Offer Documents”). Parent and Merger Sub shall as promptly as practicable cause the Offer Documents to be disseminated to holders of the shares of Company Common Stock in accordance with and to the extent required by Rule 14d-4 under the Exchange Act. Parent and Merger Sub agree that they shall cause the Offer Documents filed with the SEC by either Parent or Merger Sub to comply in all material respects with the Exchange Act and other applicable Laws. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub and Parent’s counsel all information concerning the Company, the Company’s Subsidiaries and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.01(h), including such information required by applicable Laws to be set forth in the Offer Documents. No filing of, or amendment or supplement to, the Offer Documents will be made by Parent or Merger Sub, without providing the Company and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Acceptance Time or during any “subsequent offering period” (or extension thereof) any information relating to the Company, Parent, Merger Sub, or any of their respective Affiliates, directors or officers should be discovered by any of the parties hereto, which should be set forth in an amendment or a supplement to the Offer Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and Parent and Merger Sub shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the stockholders of the Company. Parent and Merger Sub shall notify the Company promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Offer Documents or for additional information, and shall promptly supply the Company with copies of all correspondence (including a written summary of any oral communications) between Parent, Merger Sub or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Offer Documents. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(i) If any portion of the Offer Price is to be paid to a person other than the person in whose name the tendered shares of Company Common Stock are registered, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of such issuance or transfer to such other person shall be deducted from the Offer Price for the exchange of such shares of Company Common Stock in the Offer, unless evidence satisfactory to Merger Sub of the payment of such Taxes, or exemption therefrom, is submitted. For the avoidance of doubt, Section 2.02(g) applies to payments made pursuant to this Section 1.01.

(j) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(k) If, between the date of this Agreement and the Acceptance Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (but excluding any change that results from (i) the exercise of stock options or the conversion into Company Common Stock of other equity awards relating to the Company Common Stock or (ii) the grant of stock-based compensation (other than any such grants not made in accordance with the terms of this Agreement) to directors or employees of the Company or its Subsidiaries under the Company’s stock option or compensation plans or arrangements), the Offer Price shall be appropriately and proportionately adjusted to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization.

SECTION 1.02. Company Actions. (a)Subject to Section 5.02(c), the Company consents to the inclusion in the Offer Documents of the recommendation that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, adopt this Agreement and, if necessary, approve the Merger and the other Transactions (the “Company Recommendation”).

(b) As promptly as practicable on the date of the commencement of the Offer, concurrently with the filing of the Offer Documents, the Company shall prepare and file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.02(c), shall reflect the Company Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be mailed to its stockholders as promptly as practicable after the filing of the Offer Documents with the SEC, and in any event within two business days thereafter. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company and its outside legal counsel all information concerning Parent and Merger Sub required by applicable Laws to be set forth in the Schedule 14D-9 or required for compliance by the Company with its obligations under this Section 1.02(b). The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. No filing of, or amendment or supplement to, the Schedule 14D-9 will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Acceptance Time or during any “subsequent offering period” (or extension thereof) any information relating to the Company, Parent, Merger Sub, or any of their respective Affiliates, directors or officers should be discovered by any of the parties hereto which should be set forth in an amendment or a supplement to the Schedule 14D-9, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9 or for additional information and shall supply Parent and Merger Sub with copies of all correspondence (including a written summary of any oral communications) between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c) The Company shall, or shall cause its transfer agent to, promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of

Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of record holders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable best efforts to cause their respective Representatives to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control. In addition, in connection with the Offer, the Company shall, and shall cause its Representatives to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of shares of Company Common Stock held in or subject to any Company Benefit Plan and to permit such holders of shares of the Company Common Stock to tender such shares in the Offer.

SECTION 1.03. Directors. (a) Upon the Acceptance Time and at all times thereafter, subject to compliance with the Company Certificate, the Company Bylaws, applicable Laws and the regulations of the NYSE, Merger Sub shall be entitled to designate, elect or cause the Board of Directors of the Company to elect such number of directors to the Board of Directors of the Company as is equal to the product, rounded up to the next whole number, of (i) the total number of directors on the Board of Directors of the Company (after giving effect to any directors elected or designated pursuant to this Section 1.03(a)) multiplied by (ii) the percentage that (x) the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and any of their Affiliates (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (y) the total number of shares of Company Common Stock then outstanding. The Company shall, upon Merger Sub’s request at any time following the Acceptance Time, cause the Board of Directors of the Company to promptly (A) adopt resolutions (1) increasing the size of the Board of Directors of the Company by such number of directors as shall be necessary to give effect to the first sentence of this Section 1.03(a) (after giving effect to any concurrent resignations of incumbent directors of the Company) and (2) as necessary to give effect to the third sentence of this Section 1.03(a), (B) elect Merger Sub’s designees to fill such newly created directorships on the Board of Directors of the Company and (C) take all such other actions necessary to elect or designate to the Board of Directors of the Company the individuals designated by Merger Sub and permitted to be so designated by the first sentence of this Section 1.03(a), including, if necessary, by securing the resignations of such number of its incumbent directors as is necessary or desirable to enable Merger Sub’s designees to be so elected or designated to the Board of Directors of the Company. The Company shall, upon Merger Sub’s request following the Acceptance Time, also cause persons designated by Merger Sub to constitute the same percentage (after giving effect to any directors elected or designated by Merger Sub pursuant to this Section 1.03(a) and rounded up to the next whole number) as is on the Board of Directors of the

Company of (x) each committee of the Board of Directors of the Company, (y) the board of directors (or similar body) of each Subsidiary of the Company and (z) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Laws and applicable rules of the NYSE. From and after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by the NYSE Listed Company Manual Section 303A and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.03(a), including mailing to stockholders of the Company (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 under the Exchange Act as is necessary to enable Merger Sub’s designees to be elected or designated to the Board of Directors of the Company. Merger Sub shall supply the Company with information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1 under the Exchange Act. The provisions of this Section 1.03(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective Affiliates may have as record holders or beneficial owners of shares of the Company Common Stock as a matter of applicable Laws with respect to the election of directors or otherwise.

(b) Notwithstanding anything in this Agreement to the contrary but subject to Section 8.04, following the time directors designated by Merger Sub are elected or appointed to the Board of Directors of the Company in accordance with this Section 1.03 and prior to the Effective Time, the affirmative vote of a majority of the directors then in office not so elected or appointed by Merger Sub and who are not officers, directors or employees of Parent, Merger Sub or any of their respective Affiliates (the “Continuing Directors”) shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies hereunder, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (iv) make any determinations or agreements made by or on behalf of the Company under this Agreement, (v) make any amendment to the Company’s articles of organization or bylaws, (vi) effect any Company Change of Recommendation or (vii) take any other action in connection with this Agreement and the Transactions required to be taken by the Board of Directors of the Company adversely affecting the rights of the Company’s stockholders (other than Parent or Merger Sub). For purposes of considering any matter set forth in this Section 1.03(b) the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by Applicable Law and in accordance with the provisions of Section 6.04. From and after the Acceptance Time, and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove a Continuing Director.

SECTION 1.04. Top-Up Option. (a) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”), subject to the terms and conditions hereof, to purchase from the Company that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including Merger Sub) at the time of exercise of the Top-Up Option, shall constitute one share of Company Common Stock more than 90% of the number of shares of Company Common Stock outstanding, at an exercise price per Top-Up Share equal to the Offer Price; provided that, the Merger Sub may, and at the request of the Company, Merger Sub shall (and at the request of the Company, Parent shall cause Merger Sub to) exercise the Top-Up Option, only if (i) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Restraint, (ii) the Top-Up Option is exercisable for not more than the number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized but unissued (and not reserved for issuance) at the time of exercise of the Top-Up Option, and (iii) Merger Sub irrevocably commits upon exercise of the Top-Up Option to promptly effect a short-form merger pursuant to Section 1.05 hereof following such exercise.

(b) The Top-Up Option shall only be exercisable once, in whole and not in part, promptly after the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Tender Condition; provided that, the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement and (ii) the Effective Time.

(c) To exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing and shall set forth in such notice (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including Merger Sub) immediately preceding the purchase of the Top-Up Shares, (ii) the manner in which it intends to pay the applicable purchase price, (iii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”) and (iv) an irrevocable commitment by Merger Sub to promptly effect a short-form merger pursuant to Section 1.05 hereof following the Top-Up Closing. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and, based on the information specified in the notice of Parent or Merger Sub, the number of Top-Up Shares. At the Top-Up Closing, (A) Parent or Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Shares, at the election of Parent and Merger Sub, (x) in cash or (y) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and delivery of a promissory note for the balance of such aggregate price, which promissory note shall (1) be due on the first anniversary of the Top-Up Closing, (2) bear simple interest of five percent per annum, payable quarterly, (3) have full recourse to Parent, (4) be able to be prepaid at any time, in whole or in part, without premium or penalty and (5) provide that the unpaid principal and accrued interest thereunder shall immediately become due and payable (x) in the event that Merger Sub fails to make any payment of interest as provided therein and such failure continues for a period of 30 days or (y) upon the occurrence of customary bankruptcy or insolvency events with respect to Merger Sub and (B) the Company shall cause to be issued and delivered to Merger Sub a certificate representing the Top-Up Shares. The Board of Directors of the Company has determined that such consideration for the Top-Up Shares is adequate in accordance with the DGCL and has otherwise taken all steps necessary such that upon their issuance and delivery in accordance with this Section 1.04(c), the Top-Up Shares shall be validly issued, fully paid and non-assessable.

(d) Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Shares, an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares and the consideration for the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) as contemplated by Section 2.03.

SECTION 1.05. Short-Form Merger. If, after the consummation of the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, the shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including Merger Sub) represent at least 90% of the then outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall, execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL.

SECTION 1.06. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

SECTION 1.07. Consummation of the Merger; Effective Time. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the second business day following the satisfaction or waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction, or waiver by the party entitled to the benefit thereof, at the Closing), or on such other date and at such other time as the parties may mutually agree, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006. Upon the terms and subject to the conditions set forth herein, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger. The date on which the Closing occurs pursuant to this Section 1.07 is referred to herein as the “Closing Date” and the time the Merger becomes effective pursuant to this Section 1.07 is referred to herein as the “Effective Time”.

SECTION 1.08. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

SECTION 1.09. Certificate of Incorporation and Bylaws. At the Effective Time and by virtue of the Merger, the Company Certificate shall be amended to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except (i) for Article FIRST, which shall read “The name of the corporation is Dollar Thrifty Automotive Group, Inc.”, (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted and (iii) as otherwise required by Section 6.04(a), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and this Agreement. At the Effective Time, the Company Bylaws shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except as otherwise required by Section 6.04(a), and as so amended shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and this Agreement.

SECTION 1.10. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the persons designated as officers by Parent in writing to the Company at least three business days prior to the Closing Date shall be the directors and officers, respectively, of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

ARTICLE II

Effect of the Merger on Capital Stock

SECTION 2.01. Effect on Capital Stock. (a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any of the following securities:

(i) subject to Section 2.01(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.01(a)(ii)) shall be converted into the right to receive the Offer Price net to the seller in cash, without interest (the “Merger Consideration”), subject to any withholding of Tax pursuant to Section 2.02(b) or Section 2.02(g);

(ii) each share of Company Common Stock that immediately prior to the Effective Time is owned by Parent, Merger Sub, the Company (as treasury stock or otherwise) or any of their respective Subsidiaries shall be canceled without any consideration being exchanged therefor; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding, and shall automatically be canceled and shall cease to exist, as of the Effective Time, and each certificate (each, a “Certificate”) or book-entry share (each, a “Book-Entry Share”) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Section 2.01.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, the Merger Consideration shall be appropriately and proportionately adjusted to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, on behalf of Merger Sub, with a bank or trust company designated by Parent with the Company’s prior consent, which consent shall not be unreasonably withheld or delayed (the “Exchange Agent”), in trust for the benefit of the holders of Company Common Stock for exchange in accordance with this Article II through the Exchange Agent, immediately available funds sufficient to pay, and Parent shall instruct the Exchange Agent to timely pay, the aggregate Merger Consideration (such aggregate Merger Consideration, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, and in any event within five business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall have such other provisions as Parent and the Company may agree) and (ii) instructions for use in surrendering the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for cash comprising the Merger Consideration. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and/or such other documents as may be reasonably required by the Exchange Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor a check for the Merger Consideration that such holder is entitled to receive pursuant to the provisions of this Article II, and the Book-Entry Share or Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for the proper amount of cash comprising the Merger Consideration shall be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer. In such case, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of such issuance or transfer to such other person shall be deducted from the amount otherwise payable pursuant to the immediately preceding sentence, unless evidence satisfactory to the Exchange Agent of the payment of such Taxes, or exemption therefrom, is submitted. Until surrendered as contemplated by this Section 2.02(b), each Book-Entry Share and Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue for the benefit of holders of shares of Company Common Stock on the Merger Consideration payable to holders of Company Common Stock pursuant to this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Book-Entry Shares or Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Book-Entry Shares or Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Book-Entry Shares or Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock on the date that is twelve months after the Effective Time shall be delivered to Parent upon demand. Any holders of Book-Entry Shares or Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claim or interest of any person previously entitled thereto.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, that (i) no such investment gains or losses thereon shall affect the amounts payable to the holders of shares of Company Common Stock pursuant to this Agreement, (ii) following any losses in the Exchange Fund, Parent shall promptly provide additional funds to the Exchange Agent to the extent such losses result in the amount of cash in the Exchange Fund being less than the amounts that remain payable to the holders of shares of Company Common Stock under this Agreement and (iii) such investments shall be in (A) short-term obligations of or guaranteed by the United States of America with maturities of no more than 30 days, (B) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Financial Services LLC, respectively or (C) short-term certificates of deposit with maturities of no more than thirty days or overnight bank repurchase agreements, in each case, of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Parent, the posting by such person of a bond in such reasonable and customary amount as Parent may reasonably request as indemnity against any claim that may be made against it, the Surviving Entity or the Exchange Agent with respect to such Certificate, Parent shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, in accordance with the terms of this Agreement.

(g) Withholding. The Exchange Agent, Parent, the Company and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Incentive Awards, or any person to whom any payment is required to be made pursuant to Section 2.04 hereof, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Exchange Agent, Parent, the Company or the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or Company Incentive Awards, or to those persons who are entitled to any such payments, in respect of which such deduction and withholding was made.

SECTION 2.03. Dissenters’ Rights. Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.01 and instead shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall (i) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company and (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

SECTION 2.04. Stock Options and Other Stock-Based Awards. (a) As of the Acceptance Time, by virtue of the consummation of the Offer and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under any Company Benefit Plan that is outstanding immediately prior to the Acceptance Time, whether vested or unvested (collectively, the “Company Options”) shall be cancelled and converted into the right of the holder thereof to receive from the Parent, and Parent shall pay or cause to be paid to each such holder of Company Options, at the Acceptance Time, a lump sum cash payment equal to an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acceptance Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option immediately prior to the Acceptance Time, provided that if any holder of a Company Option notifies the Company, in writing, at least 10 business days prior to the Acceptance Time of his or her irrevocable election to have such Company Options assumed by Parent as of the Acceptance Time, each such Company Option held by such person shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Company Option immediately prior to the Acceptance Time, the number of whole shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acceptance Time multiplied by the Incentive Award Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price of each such share of Company Common Stock subject to such Company Option immediately prior to the Acceptance Time divided by the Incentive Award Exchange Ratio. For purposes of this Agreement, the “Incentive Award Exchange Ratio” shall be the quotient of (x) divided by (y), where (x) is the per share closing price of the Company Common Stock at the Acceptance Time (or, if such date is not a trading day, the trading day immediately preceding the Acceptance Time) on the NYSE and (y) is the per share closing price of Parent Common Stock at the Acceptance Time (or, if such date is not a trading day, the trading day immediately preceding the Acceptance Time) on the NYSE.

(b) As of the Acceptance Time, each grant of performance or performance unit share awards outstanding as of the Acceptance Time (each, a “Performance Share Award”) shall, by virtue of the consummation of the Offer and without any action on the part of the holder thereof, immediately accelerate and vest, and the holder thereof shall be entitled to receive in lieu of such Performance Share Award from Parent and Parent shall pay or cause to be paid to the holder thereof, at the Acceptance Time, a lump sum cash payment equal to (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock that would be deliverable to the holder under such Performance Share Award if the applicable management objectives were met or exceeded.

(c) As of the Acceptance Time, each restricted stock unit of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Benefit Plan, including for the avoidance of doubt, each deferred stock unit granted to non-employee directors or to executives pursuant to individual deferral arrangements, whether or not assets have been set aside in any trust to provide for the settlement of such unit, that is outstanding immediately prior to the Acceptance Time other than the Performance Share Awards (collectively, the “Company Restricted Stock Units,” and together with the Company Options and the Performance Share Awards, each, a “Company Incentive Award”) shall, by virtue of the consummation of the Offer and without any action on the part of the holder thereof, immediately accelerate and vest, be cancelled and converted into the right of the holder thereof to receive from Parent, and Parent shall pay or cause to be paid to each such holder of Company Restricted Stock Units at the Acceptance Time, a lump sum cash payment equal to (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock to which such holder’s Company Restricted Stock Units pertain.

(d) All account balances outstanding as of the Acceptance Time under the Company’s Amended and Restated Deferred Compensation Plan, 2009 Deferred Compensation Plan, Amended and Restated Retirement Plan and any individual deferral agreements with employees and directors (collectively, the “Deferred Compensation Plans”) will be paid out in cash to participants therein or employees or directors entitled thereunder, by Parent, or Parent’s designee, at the Acceptance Time.

(e) Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or any Company Incentive Awards (including derivative securities with respect to such Company Incentive Awards), and any acquisition of Parent Common Stock or any derivative securities in respect of such Company Incentive Awards in connection with the consummation of the Transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

ARTICLE III

Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Reports filed with or furnished to the SEC on or after January 1, 2010 and prior to the date hereof (excluding any cautionary language set forth in any risk factor section or forward-looking statements contained therein) or (ii) as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which Company Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on the Company), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Corporate Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization. Each has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized in the applicable jurisdiction), in each jurisdiction in which the nature of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. True, complete and correct copies of (i) the Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Fifth Amended and Restated Bylaws of the Company (the “Company Bylaws”) and (ii) the certificate of incorporation and bylaws or other organizational or constitutive documents or governing instruments of each active and material Subsidiary of the Company, in each case as currently in effect, have previously been made available to Parent.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 210,000,000 shares, par value $0.01 per share (the “Company Capital Stock”), which are divided into the following two classes: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock (the “Company Preferred Stock”), of which 500,000 shares of Company Preferred Stock were designated by the Board of Directors of the Company as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the “Company Rights”) under the Rights Agreement dated as of May 18, 2011, by and between the Company and Computershare Trust Company, N.A., as amended (the “Company Rights Agreement”). As of the close of business on August 22, 2012, (A) 27,866,943 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and 500,000 shares of Company Preferred Stock were reserved for issuance in connection with the Company Rights Agreement, (C) options to purchase 1,467,469 shares of Company Common Stock were outstanding under the Company Benefit Plans, (D) 282,052 Performance Share Awards were outstanding under the Company Benefit Plans and (E) 6,815 Company Restricted Stock Units were granted and remain outstanding under the Company Benefit Plans. As of the close of business on August 22, 2012, no shares of Company Capital Stock were reserved for issuance except for 3,142,602 shares of Company Common Stock reserved for issuance under the Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (including in respect of outstanding stock options). Section 3.02(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of June 30, 2012, of all of the outstanding Company Options, and as of August 2, 2012, all of the outstanding Performance Share Awards and Company Restricted Stock Units and, where applicable, with respect to each such Company Option, Performance Share Award and Company Restricted Stock Unit, the holders, exercise prices, dates of grant, vesting schedules, expiration dates, performance periods, performance targets, and the Company plan, if any, under which such awards were granted. All of the issued and outstanding shares of Company Capital Stock have been, and all shares of Company Common Stock that may be issued prior to the Effective Time when issued will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote in respect of the Company or any of its Subsidiaries are issued or outstanding.

(c) Except as set forth above in Section 3.02(a), none of the Company and its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or agreements of any character (i) calling for the purchase, transfer or issuance of, or the payment of any amount based on, any shares of Company Capital Stock or capital stock of any of the Company’s Subsidiaries, voting securities of or any other equity interests in the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock, voting securities of or other equity interests in the Company or its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, convertible or exchangeable security, “phantom” stock right, stock appreciation right, stock-based performance unit, commitment or agreement or (iii) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(d) There are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any of the Company’s Subsidiaries, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock, or any capital stock, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Capital Stock or other securities under the Securities Act.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any Company Capital Stock, or any capital stock, voting securities of or any equity interests in the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other person.

(f) All of the issued and outstanding shares of capital stock, voting securities of or other equity interests in each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any lien, mortgage, pledge, security interest, charge, restriction on transfer of title, adverse claim, title retention agreement, conditional sale agreement or other encumbrance of any kind (“Encumbrances”), other than Permitted Encumbrances, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. For purposes of this Agreement, “Permitted Encumbrances”

shall mean (A) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company in conformity with GAAP consistently applied, (B) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practice, in each case securing amounts no more than 30 days past due, (C) for purposes of this Article III and Section 5.01, liens arising under the documents listed on Section 3.02(f) of the Company Disclosure Schedule, (D) with respect to real property, easements, licenses, covenants, rights-of-way and other similar restrictions incurred in the ordinary course of business and (E) licenses of Intellectual Property in the ordinary course of business; provided, that no Permitted Encumbrance (i) shall materially interfere with the current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby or (ii) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.03. Authority; No Violation. (a) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including the Offer and the Merger), subject only to the requirement, to the extent required by applicable Law, that this Agreement, the Merger and the other transactions contemplated by this Agreement be adopted and approved by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The Company Stockholder Approval, to the extent required by applicable Law, is the only vote of the holders of any class or series of Company capital stock necessary to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. No corporate proceedings on the part of the Company, other than, to the extent required by applicable Law, the required receipt of the Company Stockholder Approval, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Certificate, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or constitutive documents or governing instruments of any material Subsidiary of the Company or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained and/or made: (A) violate any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, require any consent or approval of any person under, result in the termination of or a right of termination or cancellation under, or acceleration of the performance required by, any provision of any Company Material Contract or result in the creation of any Encumbrance, other than Permitted Encumbrances, on any asset of the Company or any of its Subsidiaries, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company Board of Directors, at a meeting duly called and held, duly adopted resolutions: (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that, to the extent required by applicable Law, the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to a vote at a meeting or by written consent of the stockholders of the Company and (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement. Assuming the representations and warranties set forth in Section 4.09 are true and correct, no state “fair price”, “moratorium”, “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Section 203 of the DGCL) (collectively, “Takeover Laws”) is applicable to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.04. Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, securities exchange, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to: (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the HSR Approval, (b) the filings pursuant to the Exchange Act in connection with: (i) the Company Stockholder Approval (to the extent required by applicable Law and including, but not limited to, the proxy or information statement requirements), (ii) the Offer Documents, (iii) the Schedule 14D-9 and (iv) such other Exchange Act reports as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (d) the filing of the insurance regulatory approvals listed on Section 3.04(d) of the Company Disclosure Schedule; (e) approval of the airport authorities listed on Section 3.04(e) of the Company Disclosure Schedule with respect to the corresponding airport concessions, licenses and leases listed on Section 3.04(e) of the Company Disclosure Schedule and (f) those which if not obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.05. Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Internal Controls. (a) Since January 1, 2010, the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the forms, reports or documents filed by the Company with the SEC since such date (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included or incorporated by reference in the Company SEC Reports (including the related notes and schedules) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.

(c) None of the Company or any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, known or unknown, contingent or otherwise and whether due or to become due) that is required to be set forth on a balance sheet prepared in accordance with GAAP, except for those liabilities and obligations: (i) that are reflected or reserved against in the financial statements of the Company included in the Company SEC Reports, including any notes thereto, filed after January 1, 2012 and available prior to the date hereof, (ii) arising out of this Agreement and (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2011, which would not be prohibited by this Agreement and that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company has designed a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and such system is effective at the reasonable assurance level. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company’s management as appropriate to allow timely decisions regarding required disclosure and such controls and procedures are effective, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (and made summaries of such disclosures available to Parent): (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. As of the date hereof, there is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required.

(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.05(e) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f) Since January 1, 2010, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act.

SECTION 3.06. Absence of Certain Changes or Events. (a) Since December 31, 2011, no change, effect, event, circumstance, occurrence, state of facts or development has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2011 and prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement.

(c) Since December 31, 2011 and prior to the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of subsections (a), (i), (j), (k), (m) or (q) of Section 5.01.

SECTION 3.07. Legal Proceedings. There is no suit, action, claim, proceeding or investigation by or before any Governmental Authority or arbitrator pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of their respective properties or assets are subject that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company (in each case, if adversely determined). There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.08. Taxes and Tax Returns. (a) The Company and each of its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such returns being true, correct and complete in all material respects). The Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or has made a provision for the payment of all material Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities (other than Taxes that are not yet delinquent or are being contested in good faith). There is no proceeding, audit or written claim pending or proposed with respect to any material Taxes of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has received any written notice from any taxing authority to the effect that such authority intends to conduct an audit or investigation of any material Tax matter. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) between or among the Company or any of its Subsidiaries or (ii) not primarily related to Taxes, and in either case entered into in the ordinary course of business). Within the past two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, occupation, service, stamp, value added, backup withholding and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon, and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

(d) As of the date hereof, none of the Company or any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e) All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(f) There are no material liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(g) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

(h) The Company and each of its Subsidiaries has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes (or such books and records have been maintained on the Company’s or such Subsidiary’s behalf).

(i) None of the Company or its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any taxing authority), which Tax Return has since not been filed; or (iii) granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(j) None of the Company or its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger.

(k) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries are set forth on Section 3.08(k) of the Company Disclosure Schedule.

(l) Neither the Company nor any Subsidiary has outstanding any material deferred intercompany gain or loss either under United States federal income tax law or under any similar state, local or non-United States tax law.

(m) The Company and its domestic Subsidiaries have operated their “like kind exchange” program in accordance with the requirements of Section 1031 of the Code and the Treasury Regulations promulgated thereunder pursuant to one or more “safe harbors” described in Treasury Regulation Section 1.1031(k)-1(g) and Revenue Procedure 2003-39.

(n) The representations and warranties in this Section 3.08 are the sole and exclusive representations and warranties of the Company concerning tax matters.

SECTION 3.09. Employee Matters. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans. None of the Company Benefit Plans listed on Section 3.09(a) of the Company Disclosure Schedule is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act (“ERISA”) or a “multiple employer” plan within the meaning of Section 4064 of ERISA.

(b) Each of the Company Benefit Plans intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(c) None of the Company Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 of the Code and neither the Company nor any of its Subsidiaries has maintained a plan subject to such Laws in the past six years.

(d) [intentionally omitted]

(e) There are no pending legal proceedings which have been asserted or instituted or, to the Knowledge of the Company, have been threatened against any of the Company Benefit Plans, or the assets of any such plan with respect to the operation of any such plan (other than routine claims for benefits).

(f) Each of the Company Benefit Plans has been maintained and administered in material compliance with its terms and provisions of applicable Law.

(g) No Company Benefit Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of employment except as required by Section 4980B of the Code.

(h) Since December 31, 2011 there has been no amendment to any Company Benefit Plan, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries communicated to any current or former employee any binding commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement, in either case that would materially increase the cost or expense of the Company Benefit Plans to the Company and its Subsidiaries.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary or (ii) any new or increased or accelerated funding obligation with respect to any Company Benefit Plan.

(j) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) entitle any current or former employee, officer or director of the Company or its Subsidiaries to severance pay or any other payment or result in any payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G(1)) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) The representations and warranties in this Section 3.09 are the sole and exclusive representations and warranties of the Company concerning employee and employee benefit plan matters.

SECTION 3.10. Labor Relations. (a) None of the Company or any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b) Since January 1, 2011, there have not been any material (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) Since January 1, 2011, there have not been any material complaints, charges or claims (including settled claims) against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened to be brought or filed with any Government Authority in connection with the employment, termination of employment, compensation or employee benefits of any individual.

(d) Since January 1, 2011, the Company has been in compliance with all applicable Laws relating to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act), except for such non-compliance as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e) The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning labor matters.

SECTION 3.11. Compliance with Applicable Law. (a) The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as currently conducted, which are being operated in compliance therewith, and all such licenses, franchises, permits and authorizations are in full force and effect, except for such licenses, franchises, permits and authorizations the failure of which to possess or be in full force and effect or to be complied with has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, the Company and each of its Subsidiaries has been in compliance with and is not in default or violation of any statute, law, ordinance, rule, regulation, order, judgment or decree of a Governmental Authority (each, a “Law”) applicable to the Company and its Subsidiaries, the properties and assets of the Company and its Subsidiaries and the business of the Company and its Subsidiaries taken as a whole, except to the extent any non-compliance with any such Law has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Other than any agreement or understanding of a commercial nature under which the Company or any of its Subsidiaries provide goods or services to a Government Authority, none of the Company or any of its Subsidiaries is operating under any agreement or understanding with any Government Authority which in any way restricts its authority to conduct its business or requires it to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by Law, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.12. Compliance with Insurance Laws. (a) Except to the extent such non-compliance has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the business, activities and operations of the Company and each of its Subsidiaries have been conducted in compliance with all applicable insurance statutes, regulations, orders, decrees, rules, pronouncements, ordinances, bulletins, market conduct recommendations, licensing requirements, writs, injunctions, directives, judgments, settlement agreements, principles of common law, constitutions and treaties enacted, promulgated, issued, enforced or entered by any Governmental Authority regulating the business, activities or operations of the Company and each of its Subsidiaries (collectively, “Insurance Laws”), and (ii) each of the Company and its Subsidiaries and their respective Affiliates, insurance producers, agencies, agents, managing general agents, wholesalers, brokers, solicitors, adjusters, customer representatives and franchisees (collectively, the “Company Insurance Producers”) has marketed, sold and issued their respective products in compliance with applicable Insurance Laws and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (x) all applicable Insurance Law prohibitions against “redlining” or withdrawal of business lines, (y) all applicable requirements relating to disclosures to customers and insured and (z) all applicable requirements relating to insurance product projections and illustrations.

(b) Since January 1, 2010, each Company Insurance Producer that was or is required to hold a permit, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued by a Governmental Authority to write, sell or produce insurance products for or on behalf of the Company or any of its Subsidiaries was duly licensed and appointed as required by applicable Law in the particular jurisdiction in which and at the time that such Company Insurance Producer wrote, sold or produced business, except to the extent such non-compliance has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The representations and warranties set forth in this Section 3.12 are the sole and exclusive representations and warranties of the Company concerning Insurance Laws and Company Insurance Producers.

SECTION 3.13. Certain Contracts. (a) Except for agreements, contracts, leases, licenses, arrangements or commitments to which the Company or any of its Subsidiaries have filed in unredacted form as exhibits to the Company SEC Reports filed prior to the date hereof, Section 3.13 of the Company Disclosure Schedule sets forth a true, complete and correct list of each agreement, contract, lease, license, arrangement or commitment to which the Company or any of its Subsidiaries is a party or by which it is bound or restricted:

(i) that is a partnership, limited liability company, joint venture or similar agreement that is material to the business of the Company and its Subsidiaries taken as a whole;

(ii) pursuant to which any of the Company or any of its Subsidiaries has created, incurred or assumed any Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for the Indebtedness or other obligation of any other person or entity (other than the Company or any of its Subsidiaries), and all material agreements related to any such Indebtedness or other obligation, including, without limitation, any agreement creating or governing any Encumbrance (other than Permitted Encumbrances) on any asset of the Company or any of its Subsidiaries to secure such Indebtedness or other obligation;

(iii) pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other person or entity;

(iv) (x) pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold, during calendar year 2011, goods, equipment (including vehicles) or services that involved payment by or to the Company and its Subsidiaries in excess of $10,000,000 during such period (in each case, whether under a single agreement or a series of related agreements) or (y) that is a concession, operating or lease agreement or license, rental or occupancy agreement, installment or conditional sale agreement or any other contract affecting the ownership of, leasing of, title to or other interest in any real property, tangible personal property or any concession, in each case, involving payment by or to the Company and its Subsidiaries in excess of $10,000,000 during calendar year 2011;

(v) that contains covenants restricting or limiting the ability of the Company, its Subsidiaries or any of their respective Affiliates (including any such agreement that by its terms would purport to apply to Parent and its Subsidiaries from and after the Closing) to engage in any line of business anywhere in the world (including any covenant not to compete or to conduct business on an exclusive or preferential basis with a third party) or which could require the disposition of any material assets or line of business of the Company or its Affiliates (including any such agreement that by its terms would purport to apply to Parent and its Subsidiaries from and after the Closing), other than those that may be canceled by the Company or its Subsidiary party thereto upon 60 days notice or less without payment or penalty;

(vi) to which any of the Company’s Affiliates (other than the Company and its Subsidiaries) is a party and which benefits the Company or any of its Subsidiaries, including non-competition and confidentiality agreements;

(vii) that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(viii) any agreement relating to any interest rate, derivatives or hedging transaction;

(ix) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Company and its Subsidiaries taken as a whole; or

(x) that is a settlement or similar agreement with any Governmental Authority or an order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

Each agreement, contract, plan, lease, license, arrangement or commitment that is required to be (1) filed with the Company SEC Reports or (2) set forth on Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”

(b) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto. None of the Company or any of its Subsidiaries that is a party to any Company Material Contract is in, or alleged to be in, material breach thereof or material default thereunder, and no event or circumstance has occurred that, with or without the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancellation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. None of the Company or any of its Subsidiaries has provided or received any notice of any intention to terminate any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach thereof or in material default thereunder and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancellation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder.

SECTION 3.14. Property. Section 3.14(a) of the Company Disclosure Schedule sets forth (i) the address of each parcel of real property owned by the Company or its Subsidiaries (“Company Owned Real Property”), (ii) the address or the airport location of all material leasehold or subleasehold estates, and concessions or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by or for the Company or its Subsidiaries (the “Company Leased Real Property”). The Company or its Subsidiaries have made available (or within 10 business days following the date hereof will make available) to Parent correct and complete copies of all material instruments, licenses and agreements, together with all amendments, modifications, extensions and supplements thereto, granting to the Company or its Subsidiaries, leasehold interests, concession or operating rights with respect to the Company Leased Real Property (each, a “Lease”, and collectively, the “Leases”). Each Lease grants the tenant thereunder the exclusive right to use and occupy the premises and the tenant enjoys peaceful and undisturbed possession thereof, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have not subleased, licensed or otherwise granted any person the right to use or occupy such Company Owned Real Property or Company Leased Real Property or any portion thereof. The Company and its Subsidiaries have such good, valid and marketable fee simple title to, or such legal, binding and valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary and desirable to enable the Company and its Subsidiaries to conduct their business as currently conducted, except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. All buildings, structures, fixtures and other improvements on the Company Owned Real Property and the Company Leased Real Property are in good condition and are in all material respects adequate to operate the business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Leases, neither the Company nor its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of the Company Owned Real Property or the Company Leased Real Property or any portion thereof or interest therein.

SECTION 3.15. Intellectual Property/Information Technology. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the business of the Company and its Subsidiaries taken as a whole and (ii) material Intellectual Property that the Company or one of its Subsidiaries is licensed or otherwise permitted by other persons to use, including, without limitation, all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (the “Company Exclusively Licensed Intellectual Property”). Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company or any of its Subsidiaries has the exclusive title to the Company Owned Intellectual Property that is registered or subject to an application for registration, free and clear of all Encumbrances other than Permitted Encumbrances, (B) all Company Owned Intellectual Property that is registered or subject to an application for registration is subsisting, valid and enforceable, (C) the Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Intellectual Property used or held for use in the business of the Company and its Subsidiaries taken as a whole, (D) the use of any Intellectual Property by the Company or its Subsidiaries (x) does not, to the Knowledge of the Company, infringe on or otherwise violate the rights of any person in respect of any Intellectual Property and (y) is in accordance with any applicable agreement pursuant to which the Company or any of its Subsidiaries possesses the right to use any Intellectual Property, (E) none of the Company or its Subsidiaries has received during the past three years preceding the date hereof any written notice of any threatened claim with respect to any Intellectual Property used or held for use in the business of the Company and its Subsidiaries (including, but not limited to, any cancellation, opposition or other action before an intellectual property registry), (F) to the Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or its Subsidiaries with respect to any Company Owned Intellectual Property or any Company Exclusively Licensed Intellectual Property, (G) neither the Company nor any of its Subsidiaries has during the past three years preceding the date hereof asserted or threatened to assert any claims of infringement or other violations of its rights in or to the Company Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property and (H) to the Knowledge of the Company, no Company Owned Intellectual Property is being used or enforced in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of such Company Owned Intellectual Property. The Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Company Owned Intellectual Property that is registered or subject to an application for registration. Each of the Company and its Subsidiaries has taken actions reasonably necessary to maintain the secrecy of all trade secrets which constitute Company Owned Intellectual Property to the extent used or held for use in the business of the Company and its Subsidiaries. Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all applicable Laws pertaining to information privacy and security. For purposes of this Agreement, “Intellectual Property” means all trademarks, service marks, trade names, brand names, Internet domain names, logos, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations or applications for registration in any jurisdiction, foreign or domestic, of the foregoing and any extensions, modifications or renewals thereof; designs, industrial models, all patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic; all nonpublic information, processes, product specifications, formulae, trade secrets, inventions, know-how, databases and other confidential information (collectively, “Trade Secrets”) and rights in any jurisdiction, foreign or domestic, to limit the use or disclosure thereof by any person; all writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software, source code and object code versions thereof and all related documentation), in any jurisdiction, foreign or domestic; all copyrights, any registrations or applications for registration thereof in any jurisdiction, foreign or domestic, and any extensions, modifications or renewals thereof; and all similar intellectual property or proprietary rights.

SECTION 3.16. Environmental Liabilities. Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company and each of its Subsidiaries currently is and since January 1, 2007, has been in compliance with all applicable Environmental Laws.

(b) The Company and each of its Subsidiaries has obtained and currently possesses all permits required under applicable Environmental Laws.

(c) None of the Company or its Subsidiaries has received any written notice or claim against it alleging a Release or the presence of Hazardous Substances or violation of or liability under any Environmental Laws at any location owned, leased or in control of the Company or any of its Subsidiaries, other than such notices or claims that have been resolved in all respects.

(d) None of the Company or its Subsidiaries (i) is or may be liable to any person or entity under any applicable Environmental Law as a result of a Release or threatened Release of any Hazardous Substance at any location owned, leased or in the control of the Company or any of its Subsidiaries or the exposure to Hazardous Substances generated by the Company or any of its Subsidiaries or (ii) is potentially responsible for Remedial Measures at any location, other than such notices or claims that have been resolved in all respects. None of the Company or its Subsidiaries has received any written notice or claim alleging any of the foregoing.

(e) None of the Company or its Subsidiaries is a party to any pending judicial or administrative proceedings or, to the Knowledge of the Company, the subject of any investigations or threatened proceedings by any Governmental Authority or person, pursuant to any Environmental Laws.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all Laws, including common law, regulating or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii) “Hazardous Substances” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, chemicals, solid wastes, hazardous wastes, toxic substances, asbestos, pollutants or contaminants defined as such in or regulated under any applicable Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

(iv) “Remedial Measures” shall mean any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, prevent, contain or otherwise remediate the presence or Release of any Hazardous Substance.

SECTION 3.17. Insurance Matters. (a) Section 3.17(a) of the Company Disclosure Schedule lists all material policies of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations (the “Company Insurance Contracts”). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all such Company Insurance Contracts are in full force and effect, (ii) all premiums due and payable under all Company Insurance Contracts covering all periods up to and including the date hereof have been paid, and neither the Company nor any of its Subsidiaries is otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any of its Subsidiaries, or permit termination or modification by the insurance carrier, under any Company Insurance Contract, (iii) there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds and (iv) the Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

(b) Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of the material reports listed on Section 3.17(b) of the Company Disclosure Schedule that have been prepared by actuaries, independent or otherwise, with respect to the insurance reserves of or the policies issued by the Company or any Subsidiary of the Company since September 30, 2011, in each case, along with all material attachments, addenda, supplements and modifications thereto (such reports, together with any other similar material reports prepared prior to the date hereof, the “Company Reserve Analyses”). Each Company Reserve Analysis

was based upon, in all material respects, an accurate inventory of insurance policies in force and self-insured risks for the Company and any Subsidiaries of the Company, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

SECTION 3.18. Franchise Matters. Except as has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company, (i) each franchisee, licensee, operator and dealer (collectively, “franchisees”) of the Company and its Subsidiaries operates, and since January 1, 2010 has operated, substantially in accordance with the policies, procedures and guidelines of the Company and its Subsidiaries as the same may be, or have been, in effect from time to time, and (ii) there is no pending or threatened dispute between any franchisee on the one hand, and the Company and its Subsidiaries on the other hand, that is material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.19. Vehicle Purchases and Leases. Section 3.19 of the Company Disclosure Schedule sets forth with respect to each vehicle manufacturer or other person with whom the Company or any of its Subsidiaries has outstanding vehicle purchase or lease orders (i) the number, type and year model, on an aggregate basis, of the vehicles ordered from such person, (ii) the average purchase price per vehicle ordered from such person by type and year model and (iii) the expected delivery dates for the orders placed with such person.

SECTION 3.20. Company Information. None of the information relating to the Company and its Subsidiaries that is provided by the Company or its Representatives on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time each such document is filed with the SEC, at any time such document is amended or supplemented, at the time each such document is first published, sent or given to stockholders of the Company and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Information Statement or the Proxy Statement (in each case, if required by applicable Law) will, at the date such document is first mailed to the stockholders of the Company and, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, the Proxy Statement and the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents, the Information Statement, the Proxy Statement or the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Information Statement, the Proxy Statement or the Schedule 14D-9, as applicable.

SECTION 3.21. Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of each of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in each case, dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the matters and limitations set forth therein, the consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders.

SECTION 3.22. Broker’s Fees. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. and J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with Goldman, Sachs & Co. and J.P. Morgan Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has made available to Parent a true and complete copy of each agreement between the Company or any of its Subsidiaries and any person entitled to such fee or expense reimbursement.

SECTION 3.23. Company Rights Agreement. The Company has taken all action necessary (including, if applicable, the amendment of the Company Rights Agreement) to (i) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (ii) ensure that the Company Rights shall expire, and the “Expiration Date” (as defined in the Company Rights Agreement) shall occur, immediately prior to the Acceptance Time and (iii) ensure that, as a result of the execution, delivery or performance of this Agreement or the consummation of the Transactions, (A) neither Parent nor Merger Sub, nor any Affiliate or associate of Parent or Merger Sub, will become an “Acquiring Person” (as defined in the Company Rights Agreement), (B) no “Distribution Date” (as defined in the Company Rights Agreement) will occur and (C) the Company Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto. A true and complete copy of the Company Rights Agreement has previously been made available to Parent.

SECTION 3.24. Rule 14d-10(d) Matters. The parties hereto acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plan (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). The Company represents and warrants that all such amounts payable under the Arrangements (a) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the Transactions between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the Human Resources and Compensation Committee of such Board or its independent directors. True, complete and correct copies of any resolutions of the Board of Directors of the Company or any committee thereof reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement have been delivered to Parent on or prior to the date hereof.

SECTION 3.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to either Parent or Merger Sub in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to, or use by, Parent, Merger Sub or any other person of any such information, including any documents, projections, forecasts or other material made available to Parent, Merger Sub or any other person in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

SECTION 4.01. Corporate Organization. Parent and each of its Subsidiaries (including Merger Sub) is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization. Each has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized in the applicable jurisdiction), in each jurisdiction in which the nature of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. True, complete and correct copies of (i) the Certificate of Incorporation of Parent (the “Parent Certificate”)

and the Bylaws of Parent (the “Parent Bylaws”) and (ii) the certificate of incorporation and bylaws or other organizational or constitutive documents or governing instruments of Merger Sub, in each case as currently in effect, have previously been made available to the Company.

SECTION 4.02. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly or indirectly owned by Parent. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase, transfer or issuance of, or the payment of any amount based on, any shares of Merger Sub capital stock, voting securities of or any other equity securities or any securities representing the right to purchase or otherwise receive any shares of Merger Sub capital stock, voting securities of or other equity interests in Merger Sub.

SECTION 4.03. Authority; No Violation. (a) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including the Offer and the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent and Merger Sub, and this Agreement, the Merger and the other transactions contemplated hereby have been adopted and approved by the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub, are necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will: (i) violate any provision of the Parent Certificate, the Parent Bylaws or the certificate of incorporation or bylaws or other organizational or constitutive documents or governing instruments of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made: (A) violate any Law applicable to Parent, Merger Sub or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, require any consent or approval of any person under, result in the termination of or a right of termination or cancellation under, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of Parent or any of its Subsidiaries, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) No vote of the holders of outstanding securities of Parent is required by the Parent Certificate, Parent Bylaws, by Law or otherwise to approve and adopt this Agreement or to consummate the Merger or the other transactions contemplated hereby.

SECTION 4.04. Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for those required under or in relation to: (a) the applicable requirements of the HSR Act (including the HSR Approval); (b) the filings pursuant to the Exchange Act as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (d) the filing of the insurance regulatory approvals listed on Section 4.04(d) of the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”); (e) approval of the airport authorities listed on Section 4.04(e) of the Parent Disclosure Schedule with respect to the corresponding airport concessions, licenses and leases listed on Section 4.04(e) of the Parent Disclosure Schedule; and (f) those which if not obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

SECTION 4.05. Legal Proceedings. There is no suit, action, claim, proceeding or investigation by or before any Governmental Authority or arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or to which any of their respective properties or assets are subject that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

SECTION 4.06. Parent Information. None of the information relating to Parent and its Subsidiaries that is provided by Parent or its Representatives specifically for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time each such document is filed with the SEC, at any time such document is amended or supplemented, at the time each such document is first published, sent or given to stockholders of the Company and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Information Statement or the Proxy Statement (in each case, if required by applicable Law) will, at the date such document is first mailed to the stockholders of the Company and, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents, the Information Statement, the Proxy Statement or the Schedule 14D-9 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Information Statement, the Proxy Statement or the Schedule 14D-9, as applicable.

SECTION 4.07. No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of the Agreement and Plan of Merger, dated as of April 25, 2010 (the “2010 Merger Agreement”), by and among the Company, the Parent and Merger Sub, the transactions contemplated by the 2010 Merger Agreement, the exchange offer for shares of Company common stock commenced on May 24, 2011, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.08. Sufficient Funds. Parent and its Subsidiaries will have at the Effective Time sufficient funds to pay in full the Offer Price and the Merger Consideration and all other cash amounts to be paid by Parent or Merger Sub pursuant to this Agreement.

SECTION 4.09. Interested Stockholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

SECTION 4.10. Consent Agreement. Parent has provided to the Company a true and correct copy of the proposed consent agreement (the “Proposed Consent Agreement”) currently under discussion between Parent and the staff of the United States Federal Trade Commission (the “FTC”).

SECTION 4.11. Broker’s Fees. No broker, investment banker, financial advisor or other person, other than Barclays Capital, Lazard Frères & Co. LLC, Banc of America Merrill Lynch, Deutsche Bank Securities and William Blair & Company, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business of the Company. Except as contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent Parent shall use its reasonable best efforts to provide or withhold within three business days of the Company’s request therefor, and which consent otherwise shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement until the Effective Time, or the date (if any) on which this Agreement is terminated pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course in all material respects consistent with past practice, (y) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (z) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any party to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date (if any) on which this Agreement is terminated pursuant to Section 8.01, except as set forth in Section 5.01 of the Company Disclosure Schedule and except as contemplated or permitted by this Agreement, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent (which consent Parent shall use its reasonable best efforts to provide or withhold within three days of the Company’s request therefor, and which consent otherwise shall not be unreasonably withheld, delayed or conditioned):

(a) incur or assume any Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or other obligations of any other person (other than a wholly owned Subsidiary of the Company), or make or forgive any loan or advance to, any person (other than a wholly owned Subsidiary of the Company), except for (i) Indebtedness in an amount that does not exceed $10,000,000 in the aggregate, (ii) the issuance of letters of credit or surety bonds (including, without limitation, the issuance, increase or other modification of any letters of credit issued in connection with credit enhancement for any fleet financing) required to be obtained by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (iii) fleet financing (in a principal amount not to exceed the then-

outstanding principal amount of any fleet financing being replaced, modified or extended) incurred by any of Rental Car Finance Corp., Dollar Thrifty Automotive Group Canada Inc., DTGC Car Rental Limited Partnership, Dollar Thrifty Funding Corp. or TCL Funding Limited Partnership to replace, modify or extend (x) any fleet financing in place at such time, if such then-outstanding fleet financing would require regularly scheduled amortization payments within 180 days of the date on which such replacement, modification or extension occurs or (y) any fleet financing under which a mandatory prepayment or rapid amortization event has occurred;

(b) except with respect to the Company Credit Agreement or the replacement of any fleet financing pursuant to Section 5.01(a), redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness of the Company or any of its Subsidiaries (other than at stated maturity and other than the making of any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument or agreements, as the case may be, governing such Indebtedness as in effect on the date hereof);

(c) amend or modify the Medium Term Notes so as to delete or adversely affect any Favorable Terms therein;

(d) adjust, split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(e) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire (except for the acceptance or withholding of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of options to acquire Company Common Stock or stock appreciation rights or the vesting of restricted shares or settlement of other equity-based awards in respect of Company Common Stock granted under a Company Benefit Plan), any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, voting securities or other equity interests (in each case, except dividends paid by any wholly owned subsidiary to its parent);

(f) issue, sell, pledge, dispose of, grant or subject to any Encumbrance (other than any Permitted Encumbrance) any shares of capital stock or other securities of the Company or any of its Subsidiaries or any subscriptions, options, warrants, calls, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights of any kind to acquire shares of capital stock or other securities of the Company or any of its Subsidiaries, other than (i) issuances of capital stock or other securities issuable pursuant to Company Incentive Awards granted prior to the date hereof in accordance with the terms thereof which are outstanding on the date hereof and (ii) pledges or Encumbrances of the capital stock of the Company’s Subsidiaries as required by the Company Credit Agreement;

(g) (i) except (u) for actions taken in respect of annual bonuses for the Company’s 2012 fiscal year as set forth in Section 5.01(g) of the Company Disclosure Schedule, (v) in connection with the adoption of a retention plan for employees of the Company (the “2012 DTG Retention Plan”) as set forth in Section 5.01(g) of the

Company Disclosure Schedule (w) as required by applicable Law, (x) for promotions or normal performance-related merit increases in base salaries or base wages and benefit levels made in the ordinary course of business consistent with past practice (including with respect to percentage levels and frequency of increases) with respect to employees (other than those set forth in Section 5.01(g) of the Company Disclosure Schedule) or directors of any of the Company or its Subsidiaries, in an aggregate amount that does not exceed, $6,000,000 or (y) as required by the terms of any Company Benefit Plan, increase the wages or salaries of any past, present or future employee of any of the Company or its Subsidiaries, or (ii) except as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement or as modified after the date hereof to the extent permitted by Section 5.01(h), pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of any of the Company or its Subsidiaries (including, without limitation, any new or increased incentive compensation (cash or equity) or severance entitlement);

(h) except to the extent permitted by Section 5.01(g) in connection with the adoption of the 2012 DTG Retention Plan (i) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend or terminate any Company Benefit Plan, except (A) as required by applicable Law (including any amendments to existing arrangements required to make such arrangements comply with the requirements of Section 409A of the Code so long as such amendments do not materially increase the cost to the Company) or the terms of any Company Benefit Plan as in effect on the date of this Agreement or (B) with respect to employees who are not senior executives or directors, in the ordinary course of business consistent with past practice (other than any change-in-control agreements or arrangements), (ii) establish, adopt or become a party to any new, or amend or terminate any existing, change-in-control agreement or arrangement with any employee of the Company or its Subsidiaries or (iii) enter into any collective bargaining agreement without providing Parent prior written notice and the opportunity to review and comment on the terms of such agreement;

(i) (i) sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any properties or assets to any person, other than (v) sales, transfers, licenses, leases, mortgages, Encumbrances or other disposals to the Company or any of its Subsidiaries, (w) sales, transfers, licenses, leases, mortgages, encumbrances or disposals of vehicles in the ordinary course of business consistent with past practice, (x) with respect to mortgages and encumbrances, Permitted Encumbrances, (y) leases of real property in the ordinary course of business consistent with past practice and (z) sales of properties or assets with a sale price that does not exceed $1,000,000 individually or $5,000,000 in the aggregate, or (ii) cancel, release or assign any claims against any person that exceed $1,000,000 individually or $5,000,000 in the aggregate;

(j) enter into any new line of business or, except as required by changes in applicable Law, regulation or policies imposed by any Governmental Authority or changes made in response to market conditions, change in any material respect its current operating policies;

(k) make any investment (whether by merger, consolidation, acquisition of stock or assets, joint venture or otherwise) either by purchase of stock or securities, contributions to capital or purchase of any division or business or all or any significant portion of the property or assets of any person (other than acquisitions of the stock, securities, properties or assets not in excess of $4,000,000 individually or $6,000,000 in the aggregate or of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice);

(l) commence or settle any action, lawsuit or proceeding, other than (i) the commencement of any such proceedings in the ordinary course of business, (ii) the settlement of automobile accident liability claims incurred in the ordinary course of business and that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) the settlement of any such proceedings or claims (x) for monetary payment of less than $5,000,000 individually and $10,000,000 in the aggregate and (y) which settlement does not impose any material restriction or obligation on the Company or any of its Affiliates (including, after the Closing, Parent and its Affiliates);

(m) amend its certificate of incorporation, bylaws or other similar governing documents;

(n) except for (i) the Company Credit Agreement and (ii) with respect to any agreement, contract, lease, license, arrangement or commitment that (A) is entered into on an arm’s length basis with an unaffiliated third party, (B) is entered into in the ordinary course of business consistent with past practice, (C) would not purport on its face to bind Parent and its Subsidiaries (other than the Company and its Subsidiaries) following the Closing Date and (D) with respect to any new vehicle purchase Contract, does not have a term exceeding one year, unless such Contract may be terminated at any time after one year without payment of penalty or premium, enter into, assume or amend in any material respect, or grant any release or relinquish any material rights under, any Company Material Contract, or any other agreement, contract, lease, license, arrangement or commitment that, if entered into prior to the date hereof would constitute a Company Material Contract;

(o) make any capital expenditures other than (i) capital expenditures that are not purchases of vehicles and are not in excess of $3,000,000 individually or $30,000,000 in the aggregate and (ii) purchases of vehicles; provided, that the provisions of clause (n)(ii)(D) and clause (p) are complied with;

(p) place firm commitments for physical delivery of any vehicle from any manufacturer under any annual purchase program, unless the projected date of physical delivery of such vehicle is scheduled to occur within 120 days from the date of such firm commitment; provided, that to the extent any manufacturer requires more than 120 days notice for the delivery of certain specialty vehicles, the Company or its Affiliate may place firm commitments for physical delivery of such specialty vehicles without regard to such 120 day limitation;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(r) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(s) (i) make any Tax election or take any position on a Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is pursuant to applicable Law or the Code, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return that would result in a change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax liability, or (vi) give or request any waiver of a statute of limitation with respect to any Tax Return, provided, that such election, settlement, amended Tax Return or any other action described in the foregoing portion of this Section 5.01(s) will not require prior written consent of Parent if all such actions, in the aggregate, would not reasonably be expected to result in a cost to the Company and its Subsidiaries in excess of $1,000,000;

(t) suspend or reduce the scope of their “like kind exchange”, other than to the extent necessary in the event the Company or its Subsidiaries are required to make any amortization payments or mandatory prepayments under any fleet financing, whether due to monoline insurer insolvency or otherwise;

(u) agree to take, make any commitment to take, authorize or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01; or

(v) except as contemplated by this Agreement, amend the Company Rights Agreement, redeem the Company Rights or take any action with respect to, or make any determination under, the Company Rights Agreement.

SECTION 5.02. No Solicitation by the Company.  (a) Subject to Section 5.02(h): From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, and except as otherwise provided for in this Agreement, the Company shall not, and shall cause its Affiliates not to and shall not authorize or permit its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or making of any Company Competing Proposal, (ii) participate in any discussions or negotiations regarding, or knowingly furnish to any person any material nonpublic information in furtherance of (excluding, for the avoidance of doubt, information furnished to a current or prospective commercial counterparty (including any customer or supplier) of the Company or any of its Subsidiaries for the sole purpose of furthering an existing or prospective commercial arrangement with such person and, in any event, not in contemplation of any Company Competing Proposal), any Company Competing Proposal or (iii) enter into any agreement regarding a Company Competing Proposal. The Company shall, and shall cause its Affiliates and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Competing Proposal and promptly request the prompt return or destruction of all confidential information previously furnished, and the Company shall take all reasonably necessary actions to secure its rights and ensure the performance of any such person’s obligations under any applicable confidentiality agreement to return or destroy such information. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Competing Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 5.02, and any violation of the restrictions contained in this Section 5.02 by its Board of Directors (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 5.02 by the Company.

(b) Notwithstanding the restrictions set forth in Section 5.02(a), at any time prior to the Acceptance Time, if after the date hereof the Company receives an unsolicited Company Competing Proposal that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to take the actions described in clauses (i) and (ii) below would be inconsistent with the Board of Directors’ fiduciary duties under Delaware Law, and such Company Competing Proposal has not resulted from the Company breaching its obligations under this Section 5.02, the Company may (i) furnish nonpublic information to the person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such person an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person (and its Representatives) making such Company Competing Proposal with respect to such Company Competing Proposal; provided that the Company shall give written notice to Parent after any such determination by the Company’s Board of Directors and before taking any of the actions described in the foregoing clauses (i) and (ii). The Company shall promptly notify Parent (within no more than 48 hours) of the communication or receipt of any Company Competing Proposal, any request for information that could reasonably be expected to be related to a Company Competing Proposal, or any request for discussions or negotiations that could reasonably be expected to be related to a Company Competing Proposal, indicating, in connection with such notice, the identity of the person making such Company Competing Proposal or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed on a current basis (within no more than 48 hours) of any material developments in the status and terms of any such Company Competing Proposal or request (including whether such Company Competing Proposal or request has been withdrawn or rejected and any material change to the terms thereof) and shall concurrently provide Parent with copies of any material written information or materials that it provides to the person making the request therefor that have not been previously provided to Parent.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01 and except as otherwise provided for in the immediately following sentence and Section 5.02(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify or publicly propose to withdraw, qualify or modify, in any manner, the Company Recommendation (a “Company Change of Recommendation”); (ii) approve or recommend or propose publicly to approve or recommend, any Company Competing Proposal; or (iii) approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, acquisition or other agreement relating to any Company Competing Proposal (other than a confidentiality agreement permitted by Section 5.02(b) or Section 5.02(h)). Notwithstanding anything herein to the contrary, at any time prior to the Acceptance Time and other than in connection with a Company Competing Proposal (which is addressed in Section 5.02(d)), the Board of Directors of the Company may make a Company Change of Recommendation if the Board of Directors of the Company has determined in good faith after consultation with the Company’s financial advisors and outside legal counsel that the failure of the Board of Directors of the Company to withdraw, qualify or modify the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law; provided, that the Company has provided Parent two business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d) Notwithstanding anything herein to the contrary, if prior to the Acceptance Time, the Board of Directors of the Company has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Company Competing Proposal made after the date hereof that has not resulted from a breach of the Company’s obligations under this Section 5.02 constitutes a Superior Proposal, then the Board of Directors of the Company shall provide written notice to Parent at least two business days in advance of making or effecting a Company Change of Recommendation (a “Notice of Superior Proposal”). A Notice of Superior Proposal shall advise Parent that the Board of Directors of the Company has received a Superior Proposal and shall include any information and materials required to be delivered under Section 5.02(b) that have not yet been provided to Parent (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Proposal or, if no such agreement exists, a written summary of the material terms and conditions of such Superior Proposal). If Parent, within two business days following its receipt of a Notice of Superior Proposal (the “Notice Period”), makes an offer that, as determined in good faith by the Company’s Board of Directors, after consultation with its financial advisors and outside legal counsel, results in the applicable Company

Competing Proposal no longer being a Superior Proposal, then the Company shall not make a Company Change of Recommendation with respect to such Company Competing Proposal and shall have no right to terminate this Agreement pursuant to Section 8.01(f) as a result of such Company Competing Proposal. If Parent shall not have made such an offer within the Notice Period, then the Board of Directors of the Company may make a Company Change of Recommendation with respect to the Superior Proposal to which such Notice Period applied and/or may terminate this Agreement to accept such Superior Proposal pursuant to Section 8.01(f). During the Notice Period, the Company shall, and shall cause its Representatives, including, without limitation, its financial advisors and outside legal counsel, to negotiate in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) with respect to any offer from Parent. Any (i) material revisions to the terms of a Superior Proposal or (ii) material revisions to a Company Competing Proposal that the Company’s Board of Directors had determined no longer constitutes a Superior Proposal, shall constitute a new Company Competing Proposal and shall require the Company to deliver to Parent a new Notice of Superior Proposal and a new Notice Period shall commence thereafter. Except in accordance with the procedures set forth in this Section 5.02(d), the Company shall have no right to terminate this Agreement pursuant to Section 8.01(f).

(e) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, to the extent applicable to a Company Competing Proposal, or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Board of Directors of the Company may not effect a Company Change of Recommendation, unless permitted to do so by Section 5.02(c) and Section 5.02(d). The Company shall not submit to the vote of its stockholders any Company Competing Proposal or Superior Proposal prior to the termination of this Agreement.

(f) As used in this Agreement, “Company Competing Proposal” shall mean any inquiry, offer or proposal (from any person other than Parent or its Subsidiaries) for (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the direct or indirect acquisition of assets or businesses representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, whether pursuant to an acquisition of securities, assets or otherwise; or (iii) the acquisition of 15% or more of any class of the issued and outstanding equity or voting securities of the Company.

(g) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Company Competing Proposal (provided, that for purposes of the definition of Superior Proposal, references to “15%” shall be deemed to be references to “50%”), which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, taking into account all the terms of the Company Competing Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the identity of the person making such proposal and the conditions for completion of such proposal) (i) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Parent to amend the terms of this Agreement pursuant to and in accordance with Section 5.02(d)) and the failure of the Board of Directors of the Company to approve or recommend such Company Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, (ii) the financing of which is fully committed or reasonably likely to be obtained and (iii) is reasonably expected to be consummated on a timely basis.

(h) Notwithstanding the restrictions set forth in Section 5.02(a), from and after the date of this Agreement until 11:59 p.m., New York time, on September 25, 2012 the Company and its Representatives may, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or making of any Company Competing Proposal and (ii) participate in any discussions or negotiations regarding, or furnish to any person any material nonpublic information in furtherance of any Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such person an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement; provided that the Company shall promptly (within no more than 24 hours) provide to Parent any material nonpublic information concerning the Company or its Subsidiaries, as provided to any such person and that was not previously provided to Parent. No later than 12:00 noon, New York time, on the business day after September 26, 2012 (the “No-Shop Start Date”), the Company shall notify Parent in writing of the identity of each Person that submitted a Company Competing Proposal prior to the No-Shop Start Date. Notwithstanding the commencement of the obligations of the Company under Section 5.2(a) on the No-Shop Start Date, the parties agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of this Section 5.2(h) with respect to each Excluded Party on and after the No-Shop Start Date until the Acceptance Time, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Start Date.

(i) As used in this Agreement, the term “Excluded Party” shall mean any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Start Date, a Company Competing Proposal that the Board of Directors of the Company determines, in good faith, prior to or as of the No-Shop Start Date and after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Information Statement or Proxy Statement; Stockholder Meetings. (a) If the Company Stockholder Approval is required by applicable Law, the Company shall, as promptly as reasonably practicable after the Acceptance Time, in accordance with applicable Laws, the Company Certificate and the Company Bylaws, (i)(A) if Parent notifies the Company that Parent and Merger Sub shall effect the Company Stockholder Approval by executing and delivering to the Company an action by written consent representing a majority of the outstanding shares of Company Common Stock (the “Parent Stockholder Consent”), prepare and file with the SEC an information statement relating to such Parent Stockholder Consent (such information statement, and any amendments or supplements thereto, the “Information Statement”) or (B) otherwise, prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and (ii) in each such case, use its reasonable best efforts to cause the Information Statement or the Proxy Statement, as applicable, to be mailed to its stockholders. If Parent elects to effect the Company Stockholder Approval by executing an action by written consent, Parent and its Subsidiaries (including Merger Sub) shall promptly execute and deliver to the Company the Parent Stockholder Consent with respect to all of the shares of Company Common Stock then owned of record by each of them or with respect to which any of them have, directly or indirectly, sole voting power. Each of the Company and Parent will cooperate with each other and respond promptly to any comments from the SEC or the staff of the SEC on the Information Statement or the Proxy Statement, as applicable. No filing of, or amendment or supplement to, the Information Statement or the Proxy Statement, as applicable, will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the Information Statement or the Proxy Statement, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence (including a written summary of any oral communications) between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement or the Proxy Statement, as applicable.

(b) If the Company Stockholder Approval is required by applicable Law, the Company shall, as soon as reasonably practicable following the Acceptance Time, take all actions necessary to, as applicable in accordance with clause (a) above, (i) consummate the actions approved in the Parent Stockholder Consent or (ii) duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”), in each case in accordance with applicable Laws, the Company Certificate and the Company Bylaws. In connection with any Company Stockholders Meeting, the Company shall (A) unless there has been a Company Change of Recommendation in accordance with Section 5.02(c) and Section 5.02(d), use its reasonable best efforts to obtain the Company Stockholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Information Statement or the Proxy Statement, as applicable, the Company Recommendation, unless there has been a Company Change of Recommendation in accordance with Section 5.02(c) and Section 5.02(d). Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Section 8.01, the Company shall consummate the actions approved in the Parent Stockholder Consent or submit the Merger and this Agreement for the approval of its stockholders at the Company Stockholders Meeting, as applicable, whether or not a Company Change of Recommendation shall have occurred or a Company Competing Proposal shall have been publicly announced or otherwise made known to the Company, its Board of Directors, its Representatives or its stockholders.

SECTION 6.02. Access to Information; Confidentiality. (a) Subject to applicable Laws, the Company shall afford to Parent and its Representatives reasonable access during normal business hours during the period from the date hereof until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01 to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish to Parent promptly all other information concerning its business, properties and personnel as the other party may reasonably request. Subject to applicable Laws, Parent shall afford to the Company and its Representatives reasonable access to its executive officers during normal business hours during the period from the date hereof until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01. Each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the confidentiality agreement, dated as of August 2, 2012, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). Notwithstanding the foregoing, neither party shall be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any person or (z) would violate any Law applicable to it, its Subsidiaries or its business. The disclosing party shall be entitled to have its Representatives present at all times during any inspection pursuant to this Section 6.02. No access or information provided pursuant to this Section 6.02 will affect any of the representations or warranties of the parties contained in this Agreement.

(b) Notwithstanding anything in this Section 6.02 to the contrary, no party nor any of its Representatives shall (i) contact or have any discussions with any of the other party’s employees below the level of Executive Vice President (or, if no such position exists with respect to any particular area of such other party’s organization, its equivalent), unless in each case an employee of such other party at or above the level of Executive Vice President has (A) made such employee available or (B) given written consent to discuss with such employee (such consent not to be unreasonably withheld, conditioned or delayed), (ii) subject to Section 6.03(f)(ii), contact or have any discussions with any of the vendors, licensees, franchisees, landlords or sublandlords (including any airport authority) or tenants or subtenants of any party or its Subsidiaries, without prior written consent of the relevant party, not to be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves physical disturbance or damage to any property or any portions thereof.

(c) No access or information provided pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 6.03. Reasonable Best Efforts; HSR Filings; Other Actions. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and Parent shall (i) use their respective reasonable best efforts to cause the conditions set forth in Article VII and Annex I to be satisfied on a timely basis so as to permit the consummation and effectiveness of the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable; (ii) use their respective reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Authorities (including the HSR Approval) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, as promptly as reasonably practicable; (iii) as promptly as reasonably practicable following the receipt thereof, respond to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Authority whether received prior to or after the date of this Agreement; and (iv) consult and cooperate with each other and consider in good faith the views of each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the Company or Parent or any of their respective Affiliates in connection with proceedings before any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall cooperate with each other to the extent necessary to assist each other in the preparation of its filing or submission under any such Antitrust Law and, if requested, to promptly amend or furnish additional information thereunder. Each of the Company and Parent shall use its reasonable best efforts to (x) furnish to each other all information required for any filing or submission under any Antitrust Law and (y) keep each other reasonably informed with respect to the status of each action or nonaction, waiver, consent or approval sought from a Governmental Authority, in each case, in connection with the Offer, the Merger and the transactions contemplated hereby. Each of the Company and Parent shall, in connection with the Offer, the Merger and the transactions contemplated hereby, with respect to actions taken on or after the date of this Agreement, without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Offer, the Merger or the other transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Merger and the other transactions contemplated hereby; provided that such material may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege or confidentiality concerns and (III) to comply with applicable Law and (5) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. Each party shall consult with the other party and consider in good faith the views of the other party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Authority relating to any Antitrust Law with respect to the Merger or the other transactions contemplated hereby; provided, that subject to its undertakings in Section 6.03(c), the final determination as to the appropriate course of action shall be made by Parent. In connection with and without limiting the first sentence of this Section 6.03, each of the Company, Parent and the respective Boards of Directors of the Company and Parent shall (x) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (y) if any Takeover Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance, and not in limitation of the foregoing, each of the Company and Parent agrees to cooperate with each other and use its reasonable best efforts to resolve such objections, if any, as may be asserted by the FTC, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Authority of competent jurisdiction with respect to the Transactions provided for in this Agreement under Antitrust Laws and to permit the Offer, the Merger and the other transactions contemplated hereby to be consummated in the most expeditious manner reasonably practicable. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions provided for in this Agreement as violative of any Antitrust Laws or that would otherwise prevent, materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to cooperate and take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to as promptly as reasonably practicable vigorously contest and resist any such action or proceeding, including any appeal, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restrains, enjoins, prohibits, prevents, or restricts or would otherwise materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated hereby, to permit the Offer, the Merger and the other transactions contemplated hereby to be consummated in the most expeditious manner reasonably practicable.

(c) For purposes of Section 6.03(a) and (b), Parent’s “reasonable best efforts” shall include an obligation of Parent and its Subsidiaries to take any and all actions required of Parent and its Subsidiaries pursuant to the Proposed Consent Agreement (each, a “Consent Agreement Action”); provided that each Consent Agreement Action shall be conditioned upon the consummation of the Merger. Notwithstanding the immediately preceding sentence, “reasonable best efforts” shall not require Parent or its Subsidiaries to (i) sell, license, franchise, divest or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, any assets, categories of assets, business locations, business lines or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate any existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminate any venture or other arrangement; (iv) create any new relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries; other than, in each case, (A) such actions required of Parent and its Subsidiaries by the Proposed Consent Agreement and (B) other such actions which, individually or in the aggregate, are of a de minimis nature.

(d) Neither the Company nor Parent shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets, if, upon advice of such party’s outside legal counsel, the entering into of a definitive agreement relating to or the consummation of such acquisition, (i) would reasonably be expected to delay or to increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval under the HSR Act or applicable requirements of the Competition Act (Canada) (including the regulations thereunder, as each may be amended from time to time, the “Competition Act”) in connection with the Merger and the other transactions contemplated hereby prior to the Outside Date or (ii) would reasonably be expected to require any action, nonaction, waiver, clearance, consent or approval of any other Governmental Authority with respect to the transactions contemplated hereby.

(e) If any Consent Agreement Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, by agreeing to such Consent Agreement Action, Parent thereby consents to the taking of such action by the Company or its Subsidiaries; provided that, upon request of the Company, Parent shall confirm such consent in writing within three business days of such request; provided, further, that at the discretion of the Company, any such action may be conditioned upon consummation of the Offer.

(f) Each of Parent and the Company shall use its reasonable best efforts (i) to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the consents listed on Section 6.03(f) of the Company Disclosure Schedule, and (ii) to the extent requested by the other party, to cooperate with and assist such party in (x) communicating or negotiating with the franchisees of the parties in connection with the Transactions and (y) any litigation or threatened litigation involving franchisees of the parties in connection with the Transactions, and in each case each of Parent and the Company shall use its reasonable best efforts to cooperate with each other in such efforts.

SECTION 6.04. Directors’ and Officers’ Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate, the Company Bylaws (or equivalent organizational documents of the Company or any of its Subsidiaries or Affiliates) or in any agreement (a “Company Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Offer and the Merger and shall continue in full force and effect in accordance with their terms. The Company has made available to Parent true and complete copies of all Company Indemnity Agreements. Parent and the Company shall, from and after the Acceptance Time, and, if after the Effective Time, the Surviving Entity shall (and Parent shall cause the Company or the Surviving Entity, as applicable, to) indemnify, defend and hold harmless, and advance expenses to Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by: (i) the Company Certificate, the Company Bylaws (or equivalent organizational documents of the Company or any of its Subsidiaries or affiliates) as in effect on the date of this Agreement; and (ii) any Company Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand.

(b) Without limiting the provisions of Section 6.04(a), from and after the Effective Time, Parent will: (i) indemnify, defend and hold harmless to the fullest extent permitted by applicable Law, each Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) the Merger, this Agreement and any transactions contemplated hereby and (ii) pay (within 30 days following any request for advancement) the expenses (including reasonable attorneys’ fees) of any Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified, in each case, if such Indemnified Party is entitled to indemnification or advancement of expenses as of the date of this Agreement pursuant to the Company’s or any of its Subsidiary’s certificate of incorporation, bylaws or other similar governing documents or any applicable Company Indemnity Agreement. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) Parent will provide, or cause the Surviving Entity to provide, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy (from either (i) the Company’s existing insurance carrier or (ii) an insurance carrier that is reasonably satisfactory to the Company) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company; provided, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy (from either (i) the Company’s existing insurance carrier or (ii) an insurance carrier that is reasonably satisfactory to the Company) with the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything to the contrary in this Agreement, the Company may and at Parent’s request shall, prior to the Effective Time, purchase a “tail” directors’ and officers’ insurance and indemnification policy, provided that payment for each year of insurance coverage provided by such “tail” directors’ and officers’ insurance policy shall not exceed 300% of the annual premium paid as of the date hereof by the Company. Any such “tail” directors’ and officers’ insurance and indemnification policy will satisfy Parent’s obligation under this Section 6.04(c) to provide D&O Insurance.

(d) The Indemnified Parties to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04. The provisions of this Section 6.04 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e) Notwithstanding anything herein to the contrary, this Section 6.04 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such other person or the successors and assigns of Parent or the Surviving Entity as the case may be shall succeed to its obligations set forth in this Section 6.04.

SECTION 6.05. Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated.

SECTION 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 6.07. Stockholder Litigation. Each party shall promptly notify the other party of any stockholder litigation against it and/or its directors relating to this

Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep the other party reasonably informed regarding any such stockholder litigation. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s advice with respect to such stockholder litigation. The Company shall not settle any such litigation without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed).

SECTION 6.08. Employee Matters. (a) For the period immediately following the Acceptance Time through December 31, 2013, Parent shall, or shall cause the Surviving Entity to, (i) provide to each individual actively employed by the Company or one of its Subsidiaries as of the Acceptance Time who continues as an employee of the Surviving Entity (excluding any employee covered under the terms of a collective bargaining agreement) (collectively, the “Covered Employees”) with at least the same level of base salary or base wages and on substantially the same terms and conditions as provided to such Covered Employee immediately prior to the Acceptance Time and (ii) except as set forth in Section 6.08(a) of Company Disclosure Schedule, provide each Covered Employee with employee benefits and annual bonus opportunities that in the aggregate are substantially similar to the employee benefits (excluding any equity-based plans or change in control severance, retention or other benefits with respect to a transaction occurring after the Closing Date (it being understood that nothing in this Section 6.08(a) is intended to address or affect whether any such change in control severance, retention or other benefits may be payable pursuant to any existing commitment or obligation that continues in effect after the Closing)) and annual target bonus opportunities provided to such Covered Employee under the Company Benefit Plans as in effect immediately prior to the Acceptance Time. Notwithstanding the foregoing, nothing contained in this Section 6.08(a) shall (i) prevent the amendment or termination of any Company Benefit Plan in accordance with its terms, or interfere with the right or obligation of Parent or the Surviving Entity to make such changes as are necessary to conform with applicable Law or (ii) limit the right of Parent or the Surviving Entity to terminate the employment of any employee at any time.

(b) For purposes of determining eligibility to participate, and to the extent that a Covered Employee becomes eligible to participate or commences to participate in an employee benefit plan maintained by Parent or the Surviving Entity, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting, level of benefits and benefit accrual (other than benefit accrual under a defined benefit pension plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the Acceptance Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Acceptance Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Acceptance Time, provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Covered Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee commences to participate, in the plan year that includes the year in which such Covered Employee commences to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to such commencement of participation, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the year in which such Covered Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries (including the Surviving Entity).

(c) From and after the Acceptance Time, Parent shall, or shall cause the Surviving Entity to, honor, in accordance with the terms thereof as in effect as of the date hereof each employment agreement and change in control agreement listed on Section 6.08(c) of the Company Disclosure Schedule (the “Executive Agreements”), the 2012 DTG Retention Plan and the Adjusted Options. Following the Acceptance Time, Parent shall, or shall cause the Surviving Entity to, pay and provide to any Covered Employee not covered by an Executive Agreement whose employment is terminated without cause or due to a reduction in force (including due to the closing or reduction in operations at the Tulsa Facilities, as defined below) during the period from the Acceptance Time through December 31, 2013, severance payments and benefits in an amount equal to the severance payments and benefits that would be provided under the Company’s general severance guidelines as customarily interpreted and applied by the Company prior to the Acceptance Time and outlined on Section 6.08(c) of the Company Disclosure Schedule.

(d) Prior to the scheduled expiration of the Offer, the Company (acting through the Board of Directors of the Company and the Human Resources and Compensation Committee of such Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any Arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of the Company’s Subsidiaries with any Company Securityholders and to ensure that any such Arrangements fall within the safe harbor provisions of such rule.

(e) This Section 6.08 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.08.

SECTION 6.09. Tulsa Facility. For at least six months following the Acceptance Time, the Surviving Entity shall maintain the workforces at the current headquarters facility of the Company in Tulsa, Oklahoma (the “Tulsa Facility”), including maintaining the workforces at the Tulsa Facility intact (including by not effecting any reduction in force, layoffs or any employee termination other than termination for cause) for a minimum of four months. Notwithstanding the foregoing, if any Covered Employee (excluding those employees covered by Executive Agreements) who provides services primarily at the Tulsa Facility is terminated without cause, due to a reduction in force, or due to the closing or reduction in operation at the Tulsa Facility, in the first four months following the Acceptance Time, Parent shall, or shall cause the Surviving Entity to, pay or provide to such Covered Employee the severance payments and benefits described on Section 6.08(c) of the Company Disclosure Schedule and a payment in an amount equal to the base salary or base wages such Covered Employee would have been paid from his or her termination date through the four month anniversary of the Acceptance Time, to be paid in a lump sum on such termination date. For purposes of determining the severance benefits described in Section 6.08(c) to be paid to such Covered Employee, Parent or the Surviving Entity shall credit such Covered Employee with service through the four month anniversary of the Acceptance Time.

SECTION 6.10. Notification of Certain Matters. Each party shall give prompt notice to the other party of the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to (i) cause any of the conditions to Closing set forth in Article VII not to be satisfied and (ii) in the case of the Company, result in the existence of any of the conditions set forth in Annex I; provided, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder; provided, further, that the failure to deliver any notice pursuant to this Section 6.10 shall not result in a failure of a condition to the Offer or the Merger.

SECTION 6.11. Cooperation Regarding Certain Indebtedness.  (a)The Company shall use its reasonable best efforts to assist and cooperate with Parent in doing all things as may be reasonably requested by Parent to procure that as of, and subject to the occurrence of, the Acceptance Time, arrangements reasonably satisfactory to Parent have been made for, at Parent’s option and at Parent’s sole cost and expense, (i) without limiting Section 6.12, the valid and effective continuation of, or replacement of, any letters of credit or surety bonds issued and outstanding for the account of, or in support of or in connection with obligations of the Company or any of its Subsidiaries (including any letters of credit (including enhancement letters of credit with respect to the Medium Term Notes) issued under the Company Credit Agreement), including, but not limited to, assisting Parent or any of its Subsidiaries, in connection with the arrangement of a new letter of credit facility or the increase of letter of credit availability under any existing facilities of Parent and/or its Subsidiaries if and to the extent deemed necessary or advisable by Parent, (ii) the use by Parent or its Subsidiaries (whether by sublease or otherwise, and as and when needed by Parent and its Subsidiaries in the ordinary course operation of their vehicle rental business) of vehicles owned by the Company or its Subsidiaries, including, but not limited to obtaining, prior to Closing any necessary amendments or waivers to the Medium Term Notes (and the Related Documents (as defined in the Base Indenture) with respect to each of the Medium Term Notes) to permit such use, (iii) subject to compliance with the requirements of the Medium Term Notes, the purchase from and after the Closing on behalf of, and for delivery to, Hertz General Interest LLC of “replacement vehicles” by VEXCO, LLC, as a qualified intermediary, pursuant to the like kind exchange program maintained by the Company in accordance with Section 1031 of the Code and evidenced by that certain master exchange agreement to which, among others, VEXCO, LLC and Rental Car Finance Corp. are a party (together with any and all documents and agreements ancillary thereto, the “VEXCO MEA”), using the “relinquished property proceeds” derived from vehicles owned by Rental Car Finance Corp. that have been relinquished to, and sold by, VEXCO, LLC, including, but not limited to, obtaining, prior to the Closing, at Parent’s sole expense, any necessary amendments or waivers to the VEXCO MEA and the Medium Term Notes (and the Related Documents (as defined in the Base Indenture) with respect to each of the Medium Term Notes), and (iv) upon Parent’s written request, the conversion of Thrifty, Inc., Thrifty Rent-A-Car Systems, Inc. and Rental Car Finance Corp. into Delaware or Oklahoma limited liability companies prior to the Closing Date, and the conversion of the Company into a Delaware limited liability company immediately after the Closing, including, but not limited to, obtaining any necessary amendments or waivers to the Medium Term Notes (and the Related Documents (as defined in the Base Indenture) with respect to each of the Medium Term Notes). With respect to any corporation that the Company converts to an LLC prior to Closing at the written request of Parent pursuant to this Section 6.11(a), the Company shall be entitled to elect the “initial classification” of such limited liability company, pursuant to section 301.7701-3 of the Treasury Regulations, to be an association taxable as a corporation retroactive to the date of conversion if the Closing shall not have occurred prior to the sixtieth day following the date of such conversion.

(b) Upon request by the Company, Parent shall promptly, and in any event within ten business days following such request, reimburse the Company and its Subsidiaries for any costs or expenses incurred by them in connection with this Section 6.11, including, without limitation costs of third parties billable or demanded in connection with any requested amendments or waivers and any amounts payable to any person under indemnities contained in any agreements entered into in connection with any of the foregoing.

(c) Parent hereby agrees and acknowledges that its obligation to accept the shares pursuant to the Offer or to effect the Merger on the Closing Date in accordance with this Agreement is not conditioned or contingent upon fulfillment of any or all of the objectives set forth in Section 6.11(a)(i) through (iv) above. The reimbursement obligations of Parent under this Section 6.11 shall survive the termination of this Agreement for any reason and shall apply regardless of whether any of the Transactions is consummated.

SECTION 6.12. Termination of Certain Indebtedness. The Company shall use its reasonable best efforts to deliver to Parent, (A) at least four business days prior to the anticipated Acceptance Time, executed prepayment notices and (B) at least two business days prior to the Acceptance Time, the final form of payoff letters to be executed by third-party lenders or an agent, if applicable, on their behalf, in form and substance reasonably satisfactory to Parent and the Company, with respect to all indebtedness and other obligations of the Company and its Subsidiaries under the Company Credit Agreement, provided that the Company shall not be required to deliver any prepayment notice or payoff letter unless the requisite lenders under the Company Credit Agreement acknowledge and agree that such prepayment or payoff is not irrevocable and that prepayment of the Company Credit Agreement shall not be required unless and until the Acceptance Time occurs. Parent and the Company shall use reasonable best efforts to procure that such payoff letters shall (i) provide for a mutually reasonably satisfactory arrangement (which arrangement may include replacement or backstop letters of credit issued under Parent’s credit facility) with respect to, any letters of credit issued for the Company or any of its Subsidiaries (including any letters of credit issued under the Company Credit Agreement) and (ii) correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such indebtedness and completely discharge the obligations of the Company and its Subsidiaries with respect to such indebtedness and release any Encumbrances on the assets and properties of the Company and its Subsidiaries relating to such indebtedness. The Company shall discharge such indebtedness at the Acceptance Time and implement such mutually satisfactory arrangement (which arrangement may include replacement or backstop letters of credit issued under Parent’s credit facility) with respect to, any letters of credit in accordance with instructions as may be provided in such payoff letters and, unless otherwise requested by Parent, permanently terminate the Company Credit Agreement and all related agreements.

SECTION 6.13. Accountant’s Letters. The Company shall use its reasonable best efforts to cause to be delivered to Parent, at Parent’s sole cost and expense, letters from its independent accountants in connection with any financing transactions by Parent or any of its Affiliates, to the extent financial information of the Company is included in any registration statement or offering document related to such financing, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with such registration statements or offering documents to the extent applicable; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to the Offer or the Merger.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Closing of the following conditions:

(a) Stockholder Approval. To the extent required by applicable Law, the Company Stockholder Approval shall have been obtained in accordance with applicable Law.

(b) Tender Acceptance. Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered (and not properly withdrawn) pursuant to the Offer.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Merger and the other transactions contemplated hereby; provided, that a party shall not be relieved of its obligation to effect the Merger and the other transactions contemplated hereby if it has not used its reasonable best efforts to contest, appeal and remove any such Restraint.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, except to the extent otherwise set forth below, whether before or after receipt of the Company Stockholder Approval (to the extent required by applicable Law), with any termination by Parent also being an effective termination by Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) at any time after the Outside Date, if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any covenants or agreements of such party set forth in this Agreement has been a proximate cause of or materially contributed to the failure of the Acceptance Time to have occurred on or prior to the Outside Date;

(ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting any of the Transactions shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party that has not used its reasonable best efforts to contest, appeal and remove such Restraint; or

(iii) at any time after the Outside Date, if, (A) the FTC shall not have preliminarily accepted a consent agreement pursuant to Rule 2.34 of its Rules of Practice and (B) the FTC shall not have effected the early termination of the applicable waiting period under the HSR Act, and (C) the waiting period under the HSR Act (and any extensions thereof as reasonably agreed in writing by Parent and the Company) shall not have expired;

(c) by Parent, at any time prior to the Acceptance Time, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article III or if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Annex I and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Annex I), by the Company within 30 days following receipt of written notice from Parent of such breach, inaccuracy or failure to perform;

(d) by the Company, at any time prior to the Acceptance Time, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article IV or if Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent and (ii) is incapable of being cured, or is not cured by Parent within 30 days following receipt of written notice from the Company of such breach, inaccuracy or failure to perform;

(e) by Parent, at any time prior to the Acceptance Time, if (i) the Board of Directors of the Company shall have effected a Company Change of Recommendation or failed to reaffirm the Company Recommendation within ten business days after (x) a Company Competing Proposal shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Competing Proposal) and (y) the receipt of a written request to do so from Parent, which request may be made not more than once per week, (ii) the Company shall have materially breached its obligations under Section 5.02 or (iii) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9; or

(f) by the Company, at any time prior to the Acceptance Time, in order to concurrently enter into a definitive agreement to effect a Superior Proposal; provided, that in order for the termination of this Agreement pursuant to this Section 8.01(f) to be effective, the Company and its Board of Directors shall have complied with the procedures and obligations set forth in Section 5.02(d) with respect to such Superior Proposal.

A party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 8.02. Expenses.

(a) In the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), (B) after the date of this Agreement and prior to the date of such termination, a Company Competing Proposal shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Competing Proposal) and such Company Competing Proposal is not withdrawn prior to the date of such termination and (C) within twelve months after the date of such termination, the Company shall have reached a definitive agreement to consummate, shall have consummated, or its Board of Directors shall have recommended to the Company’s stockholders, a Company Takeover Transaction, then on the date of such consummation, the execution of such definitive agreement or such recommendation, whichever is earlier;

(ii) this Agreement is terminated by Parent pursuant to Section 8.01(e)(i) or (e)(iii); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.01(f), then on or prior to, and as a condition precedent to the effectiveness of, such termination by the Company;

the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s documented Transaction Expenses by wire transfer of immediately available funds to a bank account designated to the Company by Parent, as promptly as reasonably practicable (and, in any event, within three business days after Parent provides the Company with an invoice for such amount and related documentation); provided, that in no event shall the Company be required to reimburse any Transaction Expenses incurred prior to August 2, 2012; provided, further, that in no event shall the Company be required to reimburse Parent’s and Merger Sub’s Transaction Expenses in excess of $5,000,000 in the aggregate.

(b) In the event that this Agreement is terminated by (i) either Parent or the Company pursuant to Section 8.01(b) and the only Offer Condition not satisfied or waived on or prior to the Outside Date is (x) the HSR Approval Condition and/or (y) clause (d)(ii) of Annex I as a result of any Restraint arising under the HSR Act or any other Antitrust Law applicable to the Offer or the Merger, (ii) either Parent or the Company pursuant to Section 8.01(b)(iii); or (iii) the Company pursuant to Section 8.01(d) as a result of Parent’s material breach of its obligation to use its reasonable best efforts (as defined in Section 6.03) to obtain the HSR Approval, Parent shall pay to the Company an amount equal to the sum of the Company’s documented Transaction Expenses by wire transfer of immediately available funds to a bank account designated to Parent by the Company, as promptly as reasonably practicable (and, in any event, within three business days after the Company provides Parent with an invoice for such amount and related documentation); provided, that in no event shall Parent be required to reimburse any Transaction Expenses incurred prior to August 2, 2012; and provided, further, that in no event shall Parent be required to reimburse the Company’s Transaction Expenses in excess of $5,000,000 in the aggregate.

For purposes of this Section 8.02, a “Company Takeover Transaction” means any transaction of the type referred to in the definition of Company Competing Proposal, except that the references therein to “15%” shall be replaced by “50%”.

(c) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. If either the Company or Parent fails to pay the Company’s Transaction Expenses or Parent’s Transaction Expenses, as applicable when due, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for the Company’s Transaction Expenses or Parent’s Transaction Expenses, as the case may be, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company’s Transaction Expenses or Parent’s Transaction Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

SECTION 8.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 1.01(g), Section 6.05, Section 8.02, this Section 8.03, Article IX, and the third sentence of Section 6.02(a), which provisions shall survive such termination; provided that nothing herein (including the payment of any amounts under Section 8.02) shall relieve any party from any liability for any willful and material breach hereof prior to such termination; provided further, that nothing herein shall relieve Parent from any liability for any breach of Section 6.03 prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

SECTION 8.04. Amendment. Subject to Section 1.03(b), this Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval, to the extent required by applicable Law; provided, however, that after any such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 1.01(c) and the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

Miscellaneous

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge NJ 07656
Fax: (201) 307-2644
Attention: J. Jeffrey Zimmerman, Esq.

with a copy to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Facsimile No.: (212) 474-3700
Attention:              Scott A. Barshay, Esq.
Minh Van Ngo, Esq.

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile No.: (212) 909-6836
Attention:             John M. Allen, Esq.
Jonathan E. Levitsky, Esq.

if to the Company, to:

Dollar Thrifty Automotive Group, Inc.
5330 E. 31st Street
P.O. Box 35985
Tulsa, Oklahoma 74135
Facsimile No.: (918) 669-3046
Attention:             Vicki J. Vaniman, Esq.

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile No.: (212) 225-3999
Attention:              Paul J. Shim, Esq.
Matthew P. Salerno, Esq.

SECTION 9.03. Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original.

SECTION 9.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; (b) are not intended to confer upon any person other than the parties any rights, benefits or remedies, other than (i) the rights to indemnification and insurance pursuant to Section 6.04 hereof (of which the persons entitled to indemnification are the intended beneficiaries), (ii) the rights of the Company’s stockholders and holders of Company Incentive Awards to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful and material breach of this Agreement; provided, however, that the rights granted pursuant to this clause (ii) shall only be enforceable by the Company on behalf of such stockholders and holders of Company Incentive Awards in the Company’s sole and absolute discretion (and not directly by any such stockholder or holder), it being understood and agreed that any and all interests in such claims shall attach to such shares of Company Common Stock and Company Incentive Awards (and any shares of Company Common Stock issued upon exercise or conversion of such Company Incentive Awards), as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock and/or holders of Company Incentive Awards as of any date determined by the Company or (y) retained by the Company for the use and benefit of the

Company in any manner the Company deems fit; provided, further, however, that under no circumstances shall any such rights of holders of Company Common Stock or Company Incentive Awards be enforceable by such stockholders, holders or by any other person acting for or on their behalf other than the Company; and (iii) after the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration and of the holders of Company Incentive Awards to receive the benefits of Article II hereof.

SECTION 9.05. Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.07. Enforcement of the Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of Parent, Merger Sub and the Company (a) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement in any court other than the chancery courts of the State of Delaware or in any federal court located in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.10. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Antitrust Laws” means the HSR Act and the Competition Act;

(c) “business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable Law to close;

(d) “Company Benefit Plan” means each written or oral employee pension, profit sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement and any employment, termination, retention, change in control, severance, health, welfare, death benefit, retirement, savings or fringe employee benefit plans, agreements, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute with respect to its employees or former employees;

(e) “Company Credit Agreement” means the Credit Agreement dated as of February 16, 2012, as amended from time to time, among the Company as borrower; various financial institutions as are or may become parties thereto; Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, JPMorgan Chase Bank, N.A., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers;

(f) “Favorable Terms” means, with respect to any Medium-Term Notes, that they (1) do not contain any change-in-control provision that would be triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (2) do not conflict with the terms of any Indebtedness of Parent or its Subsidiaries (it being understood that Parent acknowledges that the Company has no responsibility for knowledge of the terms of any Indebtedness of Parent or its Subsidiaries) and (3) permit the use by Parent or its Subsidiaries (whether by sublease or otherwise), in the ordinary course operation of their vehicle rental business, of vehicles owned by the Company or its Subsidiaries;

(g) “HSR Approval” means the expiration or early termination of the applicable waiting periods required pursuant to the HSR Act;

(h) “Indebtedness” of any person means, without duplication: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by a note, bond, debenture or similar instrument; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such person; (c) all obligations of such person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such person in the nature of overdrafts; (e) net liabilities of such person under all hedging obligations; and (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services), and indebtedness (excluding prepaid interest thereon) secured by any Encumbrance on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof;

(i) “Knowledge” means, the actual knowledge, without inquiry of (i) with respect to the Company, the individuals set forth on Section 9.10(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the individuals set forth on Section 9.10(i) of the Parent Disclosure Schedule;

(j) “Material Adverse Effect” means, (i) with respect to the Company, any change, effect, event, circumstance, occurrence, state of facts or development that,

either individually or in the aggregate, (A) is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (1) general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, (2) conditions generally affecting the car rental industry, (3) changes or proposed changes in GAAP, regulatory accounting principles or applicable Law or the interpretation thereof, (4) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (5) earthquakes, hurricanes, tornadoes or other natural disasters, (6) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby, (7) any change in the Company’s stock price or trading value, (8) the failure of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by the Company or any third party) or (9) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries or any debt securities of the Company or any of its Subsidiaries; provided that (x) none of the foregoing clauses (1) through (5) shall exclude any change, effect, event, circumstance, occurrence or state of facts to the extent that it materially disproportionately impacts the Company and its Subsidiaries (taken as a whole) relative to other companies in the car rental industry, (y) no change, effect, event, circumstance, occurrence, state of facts or development underlying a change, proposed change or failure under any of the foregoing clauses (7), (8) or (9) shall itself be excluded if it would otherwise constitute a Material Adverse Effect and (z) the foregoing clause (6) shall not apply to the representations and warranties of the Company set forth in Section 3.03, Section 3.04 and Section 3.13(b) or (B) would prevent or materially impair the ability of the Company to consummate the Transactions and (ii) with respect to Parent, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, would prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby;

(k) “Medium Term Notes” means any and all notes issued pursuant to the Amended and Restated Base Indenture (the “Base Indenture”), dated as of February 14, 2007, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, as supplemented by (i) the Series 2010-3 Supplement, dated as of October 28, 2010, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, (ii) the Series 2011-1 Supplement, dated as of July 28, 2011, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, (iii) the Series 2011-2 Supplement, dated as of October 26, 2011, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, and (iv) where appropriate, each additional financing entered into by Rental Car Financial Corp. and/or Dollar Thrifty Funding Corp. after the date hereof in accordance with Section 5.01(a); in each case, as amended, supplemented, amended and restated, waived or otherwise modified from time to time;

(l) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(m) “Subsidiary” means, with respect to any entity, any other entity of which securities or other ownership interest having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions, or a majority of the outstanding voting securities, are owned directly or indirectly by such entity; and

(n) “Transaction Expenses” means all reasonable out-of-pocket costs and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by or on behalf of a party hereto or its Subsidiaries in connection with or related to due diligence or the authorization, preparation, negotiation, execution, performance or termination of this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

SECTION 9.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HERTZ GLOBAL HOLDINGS, INC.
by
/s/ Mark P. Frissora
Name: Mark P. Frissora
Title: Chief Executive Officer and Chairman of the Board

HDTMS, INC.

by
/s/ Mark P. Frissora
Name: Mark P. Frissora
Title: Chief Executive Officer and Chairman of the Board

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
by
/s/ Scott L. Thompson
Name: Scott L. Thompson
Title: Chief Executive Officer and President

Annex I

Conditions to the Offer

Notwithstanding any other provision of this Agreement or the Offer and in addition to (and not in limitation of) Merger Sub’s right to extend and amend the Offer pursuant to the provisions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer if any one or more of the following conditions shall not have been satisfied:

(a) Minimum Tender Condition. Company stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and its subsidiaries (including Merger Sub), represents at least a majority of the then outstanding shares of Company Common Stock on a fully diluted basis (the “Minimum Tender Condition”).

(b) HSR Approval Condition. The HSR Approval shall have been obtained and shall remain in full force and effect (the “HSR Approval Condition”).

(c) Other Regulatory Conditions. The Commissioner of the Vermont Department of Banking, Insurance Securities & Health Care Administration shall have confirmed that the approval granted in connection with the 2010 Merger Agreement remains effective and applicable to the Offer and the Merger.

(d) Other Conditions. None of the following events shall have occurred and be continuing at any time after the date of this Agreement and immediately before the expiration of the Offer:

(i) A Restraint shall be in effect restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions.

(ii) The representations and warranties of the Company set forth in the first sentence of Section 3.01 and in Section 3.03, Section 3.06(a), Section 3.21 and Section 3.23 of this Agreement shall fail to be true and correct in all respects and the representations and warranties of the Company set forth in Section 3.02(a), (b) and (c) and Section 3.22 of this Agreement shall fail to be true and correct in all material respects, in each case as of the date of this Agreement and as of such time as though made at and as of such time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time). The other representations and warranties of the Company set forth in this Agreement shall fail to be true and correct in all respects as of the date of this Agreement and as of such time as though

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made at and as such time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(iii) The Company shall not have performed or complied in all material respects with all agreements and covenants to be performed by it under this Agreement at or prior to such time.

(iv) This Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

Immediately prior to the expiration of the Offer, the Company shall deliver to Parent and Merger Sub a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in paragraphs (d)(ii) and (d)(iii) of this Annex I are satisfied as of such time and date.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Tender Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed.

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